Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

BLUEPHOENIX SOLUTIONS LTD.

BLUEPHOENIX SOLUTIONS USA, INC.

BP-AT ACQUISITION CORPORATION,

SOPHISTICATED BUSINESS SYSTEMS, INC.,

THE STOCKHOLDERS OF SOPHISTICATED BUSINESS

SYSTEMS, INC.

And

SCOTT MILLER

As Stockholder Representative,

DATED AS OF AUGUST 5, 2014

TABLE OF CONTENTS

SECTION 1.	DESCRIPTION OF TRANSACTION	1

1.1	Merger of the Company into Merger Sub	1
1.2	Effect of the Merger	2
1.3	Closing; Effective Time	2
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	2
1.5	Merger Consideration; Conversion of Securities	2
1.6	Closing of the Company’s Transfer Books	2
1.7	Exchange of Certificates	3
1.8	Adjustment to Number of Shares Comprising the Aggregate Merger Consideration; Company Common Stock	3
1.9	November 23, 2013 SPA	3
1.10	Further Action	3

SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	4

2.1	Due Organization; Subsidiaries	4
2.2	Certificate and Bylaws; Records	4
2.3	Capitalization, Etc	4
2.4	Financial Statements	5
2.5	Absence of Changes	5
2.6	Title to Assets	7
2.7	Bank Accounts	7
2.8	Equipment; Leasehold	7
2.9	Proprietary Assets	7
2.10	Contracts	8
2.11	Liabilities	10
2.12	Compliance With Legal Requirements	10
2.13	Governmental Authorizations	10
2.14	Tax Matters	10
2.15	Employee and Labor Matters; Benefit Plans	11
2.16	Environmental Matters	12
2.17	Insurance	12
2.18	Related Party Transactions	12
2.19	Legal Proceedings; Orders	12
2.20	Authority; Binding Nature of Agreement	13
2.21	Non-Contravention; Consents	13
2.22	Information Supplied	14
2.23	Foreign Corrupt Practices Act	14
2.24	Money Laundering Laws	14
2.25	OFAC	14
2.26	No Brokers’ Fees	14
2.27	No Other Representations	14

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SECTION 3.	REPRESENTATIONS AND WARRANTIES OF FOREIGN PARENT, PARENT AND MERGER SUB	15

3.1	Due Organization	15
3.2	Requisite Power and Authority	15
3.3	Non-Contravention; Consents	15
3.4	Foreign Parent Stock	16
3.5	Filings with the SEC	17
3.6	Financial Statements	17
3.7	Absence of Certain Changes	18
3.8	Legal Proceedings; Orders; Permits	18
3.9	No Brokers’ Fees	19
3.10	Operations; Capitalization of Merger Sub	19
3.11	Proprietary Assets	19
3.12	Liabilities	20
3.13	Compliance with Legal Requirements	20
3.14	Tax Matters	20
3.15	Government Approvals	21
3.16	Listing and Maintenance Requirements	21
3.17	Application of Takeover Protections	21
3.18	Foreign Corrupt Practices Act	21
3.19	Money Laundering Laws	21
3.20	OFAC	21
3.21	Accounting Controls	21
3.22	Investment Company Status	22
3.23	No Integrated Offering	22
3.24	Restrictive Agreements	22
3.25	Information Supplied	22

SECTION 4.	CONDITIONS TO CLOSING.	23

4.1	Conditions to Obligations of All Parties	23
4.2	Conditions to Obligations of Foreign Parent, Parent and Merger Sub	23
4.3	Conditions to Obligations of the Company	25

SECTION 5.	COVENANTS	27

5.1	Preparation of Proxy Statement	27
5.2	Conduct of Business by the Company	27
5.3	Conduct of Business by Foreign Parent	28
5.4	Access to Information	29
5.5	Foreign Parent Stockholders Meeting	29
5.6	Notice of Certain Events	30
5.7	NASDAQ Listing	30
5.8	Furnishing of Information; Public Information	30
5.9	Continuing Indemnification; Insurance Policy	30
5.10	Registration Of Foreign Parent Stock	30
5.11	Public Announcements	31
5.12	Form 8-K	31
5.13	Representative on Foreign Parent Board	31
5.14	Tax Free Reorganization	31
5.15	Tax Matters	31
5.16	Pre-emptive Rights	32

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SECTION 6.	INDEMNIFICATION	32

6.1	Survival of Representations, Etc	32
6.2	Stockholder Indemnification	33
6.3	Foreign Parent and Parent Indemnification	34
6.4	Stockholder Escrow Arrangements	35
6.5	Intentionally Omitted	37
6.6	Indemnification Completion Date	37
6.7	Determination of Damages	37
6.8	No Special or Punitive Damages	37
6.9	Exclusive Remedy	38
6.10	Purchase Price Adjustment	38
6.11	Arbitration Process	38

SECTION 7.	Termination	38

7.1	Termination	38
7.2	Effect of Termination	39

SECTION 8.	MISCELLANEOUS PROVISIONS	39

8.1	Stockholder Representative	39
8.2	Further Assurances	40
8.3	Fees and Expenses	40
8.4	Attorneys’ Fees	42
8.5	Notices	42
8.6	Time of the Essence	43
8.7	Headings	43
8.8	Counterparts	43
8.9	Governing Law	43
8.10	Successors and Assigns	43
8.11	Specific Performance	43
8.12	Waiver	43
8.13	Amendments	43
8.14	Severability	43
8.15	Parties in Interest	43
8.16	Entire Agreement	44
8.17	Construction	44

EXHIBITS

Exhibit A        Definitions

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AGREEMENT AND PLAN

OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of August 5, 2014, by and among: BluePhoenix Solutions USA, Ltd., an Israeli company (the “Foreign Parent”), BluePhoenix Solutions, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Foreign Parent (“Parent”); BP-AT Acquisition Corporation, a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”); Sophisticated Business Systems, Inc., a Texas corporation doing business as “Ateras” (the “Company”); the stockholders of the Company listed on the signature page hereof; and Scott Miller (“Stockholder Representative”). Foreign Parent, Parent, Merger Sub, Company and Stockholder Representative are each a “Party” and collectively the “Parties” to this Agreement. Capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.        The Board of Directors of each of Foreign Parent, Parent, Merger Sub and the Company have each approved and determined that it is in the best interests of their respective entities and the stockholders thereof to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing after the Merger as the surviving corporation and a wholly-owned subsidiary of Parent.

B.        The Parties hereto intend, by executing this Agreement, that outstanding shares of common stock, $1.00 par value per share, of the Company (“Company Common Stock”) will, in accordance with this Agreement, be converted into the right to receive 6,195,494 unregistered ordinary shares, par value NIS 0.04 per share, of Foreign Parent (“Foreign Parent Stock”).

C.        The Parties hereto intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and to cause the Merger to qualify as a tax-free reorganization under the provisions of Section 368 of the Code and Treasury Regulation §1.367(a) – 3.

E.        The Parties hereto intend, by executing this Agreement, that the Foreign Parent Stock to be issued in connection with the Merger will be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 promulgated thereunder.

F.        Prior to Closing, with board approval, the Foreign Parent and Parent will use good faith efforts to have the Foreign Parent register or merge into a Delaware corporation and become a corporation based in the United States (the “Redomiciliation”).

AGREEMENT

The Parties to this Agreement agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1              Merger of the Company into Merger Sub. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) as a wholly-owned subsidiary of Parent.

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1.2              Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and the Texas Business Organizations Code (“TBOC”).

1.3              Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Parent, on a date to be specified by the parties, which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 4 (the “Closing Date”). At the Closing, the Merger will be consummated by the filing with the Secretary of State of the State of Delaware and the Secretary of State of the State of Texas of the Certificates of Merger, in such form as required by, and signed and attested in accordance with, the relevant provisions of the DGCL and the TBOC, as applicable (the time of the filing of such instrument being the “Effective Time”).

1.4              Certificate of Incorporation and Bylaws; Directors and Officers.

    (a)          At the Effective Time, the Certificate of Formation of the Company shall be amended to read in its entirety as shall be mutually agreed by the Foreign Parent, Parent, the Company and the Stockholder Representative prior to the Closing and, as so amended, shall be the Certificate of Formation of the Surviving Corporation;

    (b)          The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation; and

    (c)          The respective directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

1.5              Merger Consideration; Conversion of Securities.

    (a)          Merger Consideration Definitions for Company Stock. The “Aggregate Merger Consideration” payable by Foreign Parent upon the Closing shall be 6,195,494 shares of Foreign Parent Stock. The “Pro Rata Merger Consideration” for each share of Company Common Stock shall be Two thousand eight hundred and 02/100 (2,800.02) shares of Foreign Parent Stock. The Pro Rata Merger Consideration for each stockholder of the Company as of the Effective Time (collectively, the “Stockholders”) is set forth on Schedule 1.5(a).

    (b)          Equity Conversion. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub or the Company:

   (i)          each outstanding share of Company Common Stock shall be converted into the right to receive the Pro Rata Merger Consideration; and

   (ii)         the shares of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become the outstanding shares of capital stock of the Surviving Corporation following the Effective Time.

1.6              Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing shares of capital stock of the Company (the “Company Stock Certificates”) that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock of the Company outstanding immediately prior to the Effective Time.

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1.7               Exchange of Certificates.

    (a)          At the Closing, the Stockholders shall deliver to Foreign Parent the Company Stock Certificates held by such Stockholders, which shall be properly endorsed in blank or shall be accompanied by a properly executed stock power, and Foreign Parent shall cause its transfer agent to make book-entry notations for each Stockholder representing his, her or its Pro Rata Merger Consideration; provided that the book-entry notations shall represent only whole shares of Parent Common Stock and shall be rounded up or down to the nearest whole number of shares in lieu of any fractional shares to which a Stockholder would otherwise be entitled and subject to the delivery terms of the Stockholder Escrow Shares as set forth in Section 6.4. All Company Stock Certificates surrendered to Parent shall be canceled, and until surrendered and canceled as contemplated by this Section 1.7, shall be deemed, from and after the Effective Time, to represent only the right to receive the Pro Rata Merger Consideration. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Foreign Parent Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and indemnity against any claim that may be made against Foreign Parent, Parent or the Surviving Corporation with respect to such lost, stolen or destroyed Company Stock Certificate.

    (b)          Foreign Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Stockholder pursuant to this Agreement such amounts as Foreign Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.8              Adjustment to Number of Shares Comprising the Aggregate Merger Consideration; Company Common Stock. If between the Closing Date and the Effective Time, the outstanding shares of Foreign Parent Stock are changed into a different number of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the number of shares of Foreign Parent Stock comprising the Aggregate Merger Consideration shall be appropriately adjusted. If between the Closing Date and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Pro Rata Merger Consideration shall be appropriately adjusted.

1.9              November 23, 2013 SPA. The Foreign Parent is a party to an Amended and Restated Securities Purchase Agreement dated as of November 23, 2013 (the “November 23, 2013 SPA”). The Merger may qualify as a “Qualified Financing” as such term is defined in the November 23, 2013 SPA. Additional Foreign Parent Stock issued to any purchaser in connection with the November 23, 2013 SPA, if any, shall be dilutive to all Foreign Parent shareholders including the Company’s Stockholders.

1.10          Further Action. If, at any time after the Effective Time, any further action is determined by Foreign Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation, Foreign Parent and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

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SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Contemporaneously with the execution and delivery of this Agreement, the Company shall deliver to Parent disclosure schedules numbered according to the relevant sections in this Agreement (the “Disclosure Schedules”). Any exception or qualification set forth in the Disclosure Schedules with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties and covenants contained in this Agreement as and to the extent the content of such disclosure makes its applicability to such other representations, warranties and covenants reasonably apparent. Subject to the exceptions and qualifications set forth in the Disclosure Schedules, the Company hereby represents and warrants to Foreign Parent, Parent and Merger Sub as follows:

2.1              Due Organization; Subsidiaries.

    (a)          The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under this Agreement.

    (b)          The Company is not and has not been required to be qualified, authorized, registered or licensed to transact business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Schedule 2.1(b), except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Schedule 2.1(b).

    (c)          Schedule 2.1(c) sets forth (i) the names of the members of the Company’s board of directors, and (ii) the names and titles of the Company’s officers. The Company’s board of directors has no committees.

    (d)          The Company does not own any equity interest in any Entity and has not agreed, and is not obligated, to make any future investment in or capital contribution to any Entity. Except as provided in Schedule 2.1(d), the Company has not guaranteed and is not responsible or liable for any obligation of any other Entity.

2.2              Certificate and Bylaws; Records. The Company has provided Parent with accurate and complete copies of: (a) its Certificate of Formation and Bylaws, including all amendments thereto; (b) its stock or other securities records; and (c) its minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of its stockholders and its board of directors. The Company is not in violation of any of the provisions of its Certificate of Formation or Bylaws. The stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects.

2.3              Capitalization, Etc.

    (a)          The authorized capital stock of the Company consists of One million (1,000,000) shares of Company Common Stock, $1.00 par value per share, of which Seven hundred seventy-three and sixty-six one hundredths (773.66) shares are issued and outstanding as of the date of this Agreement and are held by the Stockholders as provided in Schedule 2.3(a). All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable and have been issued and granted in compliance with all applicable securities laws and other applicable Legal Requirements. No Person other than the Stockholders owns, directly or indirectly, or has the right to vote or control any shares of Company Common Stock and there is no Encumbrance on the Company Common Stock.

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    (b)          There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of Company Common Stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of Company Common Stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of Company Common Stock or any other securities of the Company; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of Company Common Stock or other securities of the Company (each such right described in clauses (i) through (iv), a “Company Option”).

2.4              Financial Statements.

    (a)          Set forth in Schedule 2.4 are the following financial statements and notes (collectively, the “Company Financial Statements”):

   (i)          The audited balance sheets of the Company as of December 31, 2012 and 2013, and the related audited income statements, statements of stockholders’ equity and statements of cash flows of the Company for the years then ended, together with the notes thereto and the unqualified report and opinion of BDO Ziv Haft, certified Public Accountants, relating thereto; and

   (ii)         the unaudited balance sheet of the Company as of June 30, 2014 (the “Unaudited Interim Balance Sheet”), and the related unaudited income statement of the Company for the three months then ended.

    (b)          The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and, in the case of the financial statements referred to in Section 2.4(a)(i), stockholders’ equity and cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

2.5              Absence of Changes. Except as set forth in Schedule 2.5, since March 31, 2014:

    (a)          there has not been any material adverse change in the Company’s business, financial condition, or operations, and no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

    (b)          there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company’s assets (whether or not covered by insurance);

    (c)          the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any of its securities, and the Company has not repurchased, redeemed or otherwise reacquired any of its securities;

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    (d)          there has been no amendment to the Company’s Certificate of Formation or Bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

    (e)          the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since December 31, 2013, exceeds Fifty Thousand Dollars ($50,000);

    (f)           the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company’s past practices;

    (g)          the Company has not written off or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of Ten Thousand Dollars ($10,000);

    (h)          the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company’s past practices;

    (i)           the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

    (j)           the Company has not (i) established or adopted any employee benefit plan, (ii) paid any bonus, or (iii) made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees in excess of Ten Thousand Dollars ($10,000);

    (k)          the Company has not changed any of its methods of accounting or accounting practices in any respect;

    (l)           the Company has not made any Tax election;

    (m)         the Company has not become a party to or settled any Legal Proceeding;

    (n)          the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices;

    (o)          the Company has not sold, issued or authorized the issuance of (i) any of its capital stock or other securities, (ii) any option or right to acquire any of its capital stock or any other securities, or (iii) any instrument convertible into or exchangeable for any or its capital stock or other securities; and

    (p)          the Company has not agreed or committed to take any of the actions referred to in clauses (c) through (o) of this Section 2.5.

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2.6              Title to Assets.

    (a)          The Company owns, and has good and valid title to, all of the material assets purported to be owned by it, free and clear of any liens or other Encumbrances, except for (i) any lien for current taxes not yet due and payable, (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company, and (iii) the Encumbrances set forth on Schedule 2.6(a).

    (b)          Schedule 2.6(b) identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company.

2.7              Bank Accounts. Schedule 2.7 sets forth with respect to each account maintained by or for the benefit of the Company the name of the bank or financial institution at which the account is located, the account number and the nature of the account.

2.8              Equipment; Leasehold.

    (a)          All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good operating condition and repair in all material respects (ordinary wear and tear excepted), and are adequate for the conduct of the Company’s business in the manner in which such business is currently being conducted.

    (b)          The Company does not own any real property or any interest in real property, except for the leasehold interests created under the real property leases identified in Schedule 2.8(b).

2.9              Proprietary Assets.

    (a)          Schedule 2.9(a)(i) sets forth, with respect to each Proprietary Asset that is owned by the Company and registered with a Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Schedule 2.9(a)(ii) identifies all other Proprietary Assets owned by the Company that are material to its business. Schedule 2.9(a)(iii) identifies any ongoing royalty or other payment obligations in excess of Ten Thousand Dollars ($10,000.00) per year with respect to each Proprietary Asset that is licensed or otherwise made available to either the Company by any Person and is material to the business of the Company (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public), and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to the Company. The Company has good and valid title to all of its Company Proprietary Assets identified in Schedules 2.9(a)(i) and 2.9(a)(ii), free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company, or (iii) as set forth on Schedule 2.9(a)(iv). The Company has a valid right to use, license and otherwise exploit all of its respective Proprietary Assets identified in Schedules 2.9(a)(i) and 2.9(a)(ii). Except as set forth in Schedule 2.9(a)(v), there is no Contract pursuant to which any Person other than the Company has any right (whether or not currently exercisable) to use, license or otherwise exploit any Company Proprietary Asset.

    (b)          The Company has taken reasonable measures and precautions to protect and maintain the confidentiality of its material Company Proprietary Assets. To the Company’s Knowledge, no current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any Company Proprietary Asset.

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    (c)          (i) All patents, trademarks, service marks and copyrights held by the Company are valid, enforceable and subsisting; (ii) to the Company’s Knowledge, none of the Company Proprietary Assets and no Proprietary Asset that is currently being developed by the Company (either by itself or with any other Person) infringes, misappropriates or conflicts in any respect with any Proprietary Asset owned or used by any other Person; (iii) to the Company’s Knowledge, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset and (iv) in each case to the Company’s Knowledge, the Company has not taken any action that has infringed, misappropriated or made any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and the Company has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person.

    (d)          The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business is being conducted. The Company has not (i) licensed any of the Company Proprietary Assets to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting its ability to exploit fully any Company Proprietary Assets or to transact business in any market or geographical area or with any Person.

2.10            Contracts.

    (a)          Schedule 2.10(a) identifies:

   (i)          each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor which involves payment obligations of Fifty Thousand Dollars ($50,000) or more per year;

   (ii)         each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset which involves payment obligations of Fifty Thousand Dollars ($50,000) or more per year;

   (iii)        each Company Contract imposing any restriction on the Company’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any technology;

   (iv)       each Company Contract creating an agency relationship, distribution arrangement or franchise relationship;

   (v)        each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

   (vi)       each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, or any indemnity surety arrangement;

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   (vii)      each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

   (viii)      each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party;

   (ix)        each Company Contract constituting a Government Contract;

   (x)         any other Company Contract that was entered into outside the ordinary course of business; and

   (xi)        any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of Fifty Thousand Dollars ($50,000) in the aggregate, or (B) the performance of services having a value in excess of Fifty Thousand Dollars ($50,000).

The Company Contracts in the respective categories described in this Section 2.10(a) are referred to in this Agreement as the “Material Contracts.”

    (b)          The Company has delivered to Parent accurate and complete copies of all written Material Contracts, including all amendments thereto. Each Material Contract is valid and in full force and effect, and, to the Company’s Knowledge, is enforceable by the Company in accordance with its terms.

    (c)          Except as set forth in Schedule 2.10(c):

   (i)          the Company has not violated or breached, or committed any default (excluding a technical default) under, any Material Contract, and, to the Company’s Knowledge, no other Person has violated or breached, or committed any act that could be considered a violation or breach or material default under, any Material Contract;

   (ii)         to the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify in any material respect any Material Contract; and

   (iii)        the Company has not waived any material rights under any Material Contract.

   (iv)       the Company has no Contract, plan or arrangement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or its Subsidiaries is a party or otherwise binding upon the Company or its Subsidiaries which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or its Subsidiaries, any acquisition of material property (tangible or intangible) by the Company or its Subsidiaries, the conduct of business by the Company or its Subsidiaries, or otherwise limiting the Company or its Subsidiaries, to conduct any business activities, or to compete with any Person. Without limiting the generality of the foregoing, neither the Company nor its Subsidiaries has entered into any Contract under which the Company or its Subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its Proprietary Assets or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market or from hiring or soliciting potential employees, consultants or independent contractors.

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    (d)          Except as set forth in Schedule 2.10(d), no Person is currently renegotiating any material amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

2.11           Liabilities. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured, which are required to be reflected in financial statements in accordance with GAAP, and whether due or to become due, except for: (i) liabilities identified set forth in the Unaudited Interim Balance Sheet; (ii) accounts payable and accrued expenses that have been incurred by the Company since June 30, 2014 in the ordinary course of business and consistent with the Company’s past practices; and (iii) the liabilities identified in Schedule 2.11.

2.12          Compliance With Legal Requirements. The Company is in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on it. Except as set forth in Schedule 2.12, the Company has not received any written notice from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement, that remains outstanding or otherwise unresolved.

2.13            Governmental Authorizations. Schedule 2.13 identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all such Governmental Authorizations. The Governmental Authorizations identified in Schedule 2.13 are valid and in full force and effect, and collectively constitute all Governmental Authorizations required or necessary to enable each of the Company to conduct its business substantially in the manner in which the business is currently being conducted. The Company is in substantial compliance with the Governmental Authorizations identified in Schedule 2.13. The Company has not received any written notice from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization identified in Schedule 2.13, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified in Schedule 2.13 that remains outstanding or otherwise unresolved.

2.14            Tax Matters.

    (a)          All material Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (collectively, the “Company Returns”) (i) have been filed on or before the applicable due date (including any extensions of such due date), and (ii) have been accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been paid. The Company has delivered to Parent accurate and complete copies of all Tax Returns of the Company filed since December 31, 2011.

    (b)          Except as set forth in Schedule 2.14(b), since December 31, 2008 there have been no examinations or audits of any Company Return. Except as set forth in Schedule 2.14(b), no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

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    (c)          Except as set forth in Schedule 2.14(c), no claim or Legal Proceeding is pending or, to the Company’s Knowledge, has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

    (d)          There is no Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

    (e)          The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP.

2.15            Employee and Labor Matters; Benefit Plans.

    (a)          Schedule 2.15(a) identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the “Plans”) sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company (“Employee”).

    (b)          Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked.

    (c)          Except as set forth in Schedule 2.15(c), neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

    (d)          Schedule 2.15(d) contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees.

    (e)          The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

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    (f)           Schedule 2.15(f) identifies each consultant or independent contractor who provides services (whether part-time or full-time, regularly or semi-regularly) to the Company as of the date of this Agreement in any capacity other than as an employee thereof.

2.16           Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws. The Company has not received any written notice from a Governmental Body that alleges that they are not in compliance with any Environmental Law that has not been resolved. For purposes of this Section 2.16: (i) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is regulated by any Environmental Law.

2.17           Insurance. Schedule 2.17 identifies all insurance policies maintained by the Company and identifies any material claims pending thereunder, and the Company has delivered to Parent accurate and complete copies of such insurance policies. Each of the insurance policies is in full force and effect and the Company has not received any written notice regarding any (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.18            Related Party Transactions. Except as set forth in Schedule 2.18: (a) no Related Party has any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is indebted to the Company; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights to receive compensation for services performed as an Employee. For purposes of this Section 2.18, each of the following shall be deemed to be a “Related Party”: (i) each individual who is an officer of the Company; (ii) each member of the immediate family of each of such officer; and (iii) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses (i) and (ii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

2.19            Legal Proceedings; Orders.

    (a)          Except as set forth in Schedule 2.19(a), there is no pending Legal Proceeding, and to the Company’s Knowledge no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of its assets or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.

    (b)          There is no order, writ, injunction, judgment or decree to which the Company or any of its assets is subject.

    (c)          To the Company’s Knowledge, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

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    (d)          To the Company’s Knowledge, except as set forth in Schedule 2.19(d), no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

2.20            Authority; Binding Nature of Agreement. Each of the Company and the Stockholder Representative has the power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company and the Stockholder Representative of this Agreement have been duly authorized by all necessary action on the part of the Company and the Stockholder Representative, respectively. This Agreement constitutes a legal, valid and binding obligation of each of the Company and the Stockholder Representative, enforceable against each of the Company and the Stockholder Representative in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

2.21           Non-Contravention; Consents. Except as set forth in Schedule 2.21, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

    (a)          contravene, conflict with or result in a violation of (i) any of the provisions of the Company’s Certificate of Formation or Bylaws, or (ii) any resolution adopted by the Stockholders or the Company’s board of directors;

    (b)          contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

    (c)          contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;

    (d)          contravene, conflict with or result in a material violation or breach of, or result in a material default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any Material Contract, (ii) accelerate the maturity or performance of any Material Contract, or (iii) cancel, terminate or modify any Material Contract;

    (e)          result in any payment becoming due to any Employee, increase any benefits otherwise payable under any Plan or result in the acceleration of the time of payment or vesting of any such benefits under any Plan; or

    (f)           result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company, except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

Except as set forth in Schedule 2.21, the Company is not required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

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2.22            Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Foreign Parent Proxy Statement will, at the date it (and any amendment or supplement thereto) is first mailed to the stockholders of Foreign Parent and at the time of the Foreign Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made hereunder by the Company with respect to statements made or incorporated by reference in the Foreign Parent Proxy Statement other than information supplied by or on behalf of the Company.

2.23            Foreign Corrupt Practices Act. Neither the Company, nor to the Knowledge of the Company, any agent or other person acting on behalf of any of the Company has, directly or indirectly, (i) used any funds for unlawful contributions, gifts, entertainment of other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on their behalf of which the Company is aware) which is in violation of law, or (iv) has violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

2.24            Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with the applicable money laundering statutes of the United States and the country of Israel, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the "Money Laundering Laws") and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

2.25           OFAC. Neither the Company nor, to the Knowledge of the Company, any director, officer, agent, employee, Affiliate or person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

2.26           No Brokers’ Fees. Neither the Company nor the Stockholder Representative have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Foreign Parent, Parent, Merger Sub or the Company could become liable or obligated.

2.27           No Other Representations. Except for the representations and warranties of the Company contained in this Agreement, the Company is not making and has not made, and no other Person is making or has made on behalf of the Company, any express or implied representations or warranties in connection with this Agreement or the transactions contemplated hereby, and no Person is authorized to make any such representations or warranties on behalf of the Company.

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SECTION 3. REPRESENTATIONS AND WARRANTIES OF FOREIGN PARENT, PARENT AND MERGER SUB

Contemporaneously with the execution and delivery of this Agreement, Parent shall deliver to the Company disclosure schedules numbered according to the relevant sections in this Agreement (the “Parent Disclosure Schedules”). Any exception or qualification set forth in the Parent Disclosure Schedules with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties and covenants contained in this Agreement as and to the extent the content of such disclosure makes its applicability to such other representations, warranties and covenants reasonably apparent. Subject to the exceptions and qualifications set forth in the Parent Disclosure Schedules, Foreign Parent and Parent hereby jointly and severally represent and warrant to the Company as follows:

3.1              Due Organization. Foreign Parent is a company duly incorporated or otherwise organized and validly existing under the laws of the country of Israel. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2              Requisite Power and Authority. Foreign Parent, Parent and Merger Sub each have all necessary power and authority (a) to conduct their business in the manner in which their business is currently being conducted; (b) to own and use their assets in the manner in which their assets are currently owned and used; and (c) to perform their obligations under this Agreement. Except for the requirements under applicable rules of the Israeli Companies law and NASDAQ Global Market to obtain the approval of the holders of a lawfully required majority of the shares of Foreign Parent Stock present (in person or by proxy) at the Foreign Parent Stockholders Meeting for the increase in the authorized shares of stock of the Foreign Parent and for the consummation of Merger and the transactions contemplated under this Agreement (collectively such approval, the “Foreign Parent Stockholder Approval”), the execution, delivery and performance by Foreign Parent, Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of such Party and this Agreement and the Merger has been approved by the board of directors of Foreign Parent, Parent and Merger Sub. This Agreement constitutes a legal, valid and binding obligation of Foreign Parent, Parent and Merger Sub, enforceable against Foreign Parent, Parent and Merger Sub in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) as limited by general principles of equity that restrict the availability of equitable remedies. Foreign Parent’s Board of Directors, at a meeting duly called and held, has (i) approved this Agreement and declared it advisable, and (ii) resolved to recommend that stockholders of Parent approve the Issuance Proposal (the “Foreign Parent Board Recommendation”) and directed that such proposals be submitted for consideration of the stockholders of Foreign Parent at the Foreign Parent Stockholders Meeting. The execution, delivery and performance of each Foreign Parent Voting Agreement will not violate any laws applicable to Foreign Parent or the parties thereto and the vote of the parties to each Foreign Parent Voting Agreement in accordance to such agreements will result in the Foreign Parent Stockholder Approval.

3.3              Non-Contravention; Consents. Except as set forth in Schedule 3.3, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

    (a)          contravene, conflict with or result in a violation of (i) any of the provisions of Foreign Parent’s, Parent’s or Merger Sub’s Memorandum of Association, Articles of Association or Certificate of Incorporation, as applicable, or Bylaws, or (ii) any resolution adopted by Foreign Parent’s stockholders or Foreign Parent’s, Parent’s or Merger Sub’s board of directors;

    (b)          contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right, acting reasonably, to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Foreign Parent, Parent or Merger Sub, or any of the assets owned or used by Foreign Parent, Parent or Merger Sub, is subject;

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    (c)          contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Foreign Parent, Parent or Merger Sub or that otherwise relates to Foreign Parent, Parent’s or Merger Sub’s business or to any of the assets owned or used by them;

    (d)          contravene, conflict with or result in a material violation or breach of, or result in a material default under, any provision of any material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any material Contract, (ii) accelerate the maturity or performance of any material Contract, or (iii) cancel, terminate or modify any material Contract, in each case to which Foreign Parent, Parent or Merger Sub is a party or by which Foreign Parent, Parent or Merger Sub is bound;

    (e)          result in any payment becoming due to any employee of Foreign Parent or any of its subsidiaries, increase any benefits otherwise payable under any plan for the benefit of any such employee or result in the acceleration of the time of payment or vesting of any such benefits under any plan;

    (f)           require the issuance of Foreign Parent Stock or other securities of Foreign Parent or any subsidiary (other than shares of Foreign Parent Stock issued to Stockholders pursuant to the Merger) or any adjustment to any exercise or conversion price under any Foreign Parent Option.

    (g)          result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by Foreign Parent, Parent or Merger Sub, except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Foreign Parent, Parent or Merger Sub.

Except as set forth in Schedule 3.3, neither Foreign Parent, Parent nor Merger Sub is required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

3.4              Foreign Parent Stock.

    (a)          The entire authorized capital stock of Foreign Parent consists of seventeen million five hundred thousand (17,500,000) ordinary shares, par value NIS 0.04 per share, of which eleven million five hundred five thousand nine hundred seventeen (11,505,917) shares were issued and outstanding as of July 31, 2014. No ordinary shares have been issued after July 31, 2014 except upon exercise of Foreign Parent Options. All outstanding shares of Foreign Parent Stock are validly issued, fully paid, non-assessable and not subject to any preemptive rights, or to any agreement to which Foreign Parent is a party or by which Foreign Parent may be bound that would conflict with the obligations of Foreign Parent under this Agreement or the transactions contemplated hereby. Foreign Parent has outstanding registration rights commitments set forth on Schedule 3.4(a). Foreign Parent has complied with all such registration rights commitments, and no penalties or additional issuances are due or have been waived as the result of any failure to file, become effective or maintain any registrations statements under such registration rights commitments. The shares of Foreign Parent Stock to be issued pursuant to the terms of this Agreement are validly authorized and reserved for issuance and, when such shares of Foreign Parent Stock have been duly delivered pursuant to the terms of this Agreement, will be fully paid and non-assessable and issued in compliance with all applicable securities laws and other applicable Legal Requirements, and will not have been issued in violation of any preemptive or similar right of any stockholder of Foreign Parent or other Person.

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    (b)          As of June 30, 2014, the total number of shares of Foreign Parent Stock issuable under all Foreign Parent Options was six hundred sixty three thousand seven hundred thirty (663,730) reserved for restricted stock units and 102,343 for warrants. Except for the foregoing, Schedule 3.4(b) lists each: (i) outstanding subscription, option, call, warrant, restricted stock unit or right (whether or not currently exercisable) to acquire any shares of Foreign Parent Stock or other securities of Foreign Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of Foreign Parent Stock or other securities of the Foreign Parent Stock; (iii) Contract under which Foreign Parent is or may become obligated to sell or otherwise issue any shares of Foreign Parent Stock or any other securities of Foreign Parent; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of Foreign Parent Stock or other securities of Foreign Parent (each such right described in clauses (i) through (iv), a “Foreign Parent Option”).

3.5              Filings with the SEC. Foreign Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Foreign Parent under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time for filing (and has filed any such SEC Reports prior to the expiration of any such extension). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. To Foreign Parent’s Knowledge, none of the SEC Reports is the subject of any ongoing review or investigation by the SEC or any Governmental Body. There are no unresolved SEC comments with respect to any of such SEC Reports. The financial statements of Foreign Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Foreign Parent as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

3.6              Financial Statements. The financial statements of Foreign Parent and its subsidiaries included (or incorporated by reference) in the SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Foreign Parent and its subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, change in stockholders’ equity and consolidated financial position of Foreign Parent and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of their unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP throughout the periods covered, except in each case, as indicated in such statements or in the notes thereto (and except that unaudited financial statements do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

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3.7              Absence of Certain Changes. Since March 31, 2014, except as set forth in Schedule 3.7, there has not been:

    (a)          any material adverse change in the business, financial condition, or operations of Foreign Parent and its subsidiaries, taken as a whole, and no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on Foreign Parent and its subsidiaries, taken as a whole;

    (b)          any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Foreign Parent, or any repurchase, redemption or other acquisition by Parent of any outstanding shares of capital stock or other securities of, or other ownership interests in, Foreign Parent;

    (c)          any split, combination or reclassification of any capital stock of Foreign Parent or any issuance or the authorization of any issuance of any securities of Foreign Parent, or any change in the number of outstanding Foreign Parent Shares except as the result of the exercise of Foreign Parent Options;

    (d)          any amendment of any material term of any outstanding security of Foreign Parent;

    (e)          any amendment to the Articles of Association or Memorandum of Association of Foreign Parent, and Foreign Parent has not directly or indirectly effected or been a party to any Acquisition Transaction; or

    (f)           any contract, agreement, arrangement or understanding by Foreign Parent to do any of the things described in the preceding clauses (a) through (e).

In addition, except as disclosed in the SEC Reports or on Schedule 3.7: (i) since December 31, 2013, no event or events have occurred or condition or conditions have existed that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the operations, business, financial condition or results of operations of Parent and its subsidiaries, taken as a whole; and (ii) since December 31, 2013 through and including the date of this Agreement, Parent and its subsidiaries have generally carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

3.8              Legal Proceedings; Orders; Permits.

    (a)          Except as set forth in Schedule 3.8 of the Parent Disclosure Schedules, there is no pending Legal Proceeding, and to Foreign Parent’s Knowledge no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Foreign Parent, any of its subsidiaries, Parent, Merger Sub or any of their respective assets or any Person whose liability Foreign Parent, such subsidiary, Parent or Merger Sub has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To Foreign Parent’s Knowledge, except as set forth in Schedule 3.8, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

    (b)         There is no order, writ, injunction, judgment or decree to which Foreign Parent, any of its subsidiaries, Parent or Merger Sub or any of their assets is subject.

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    (c)          Foreign Parent and each of its subsidiaries hold all material permits, licenses, franchises and authorizations necessary for the lawful conduct of their respective businesses, and are in compliance in all material respects with all Legal Requirements.

3.9              No Brokers’ Fees. Except as set forth in Schedule 3.9, neither Foreign Parent, Parent nor Merger Sub have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.10            Operations; Capitalization of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities, has no employees and has conducted its operations only as contemplated hereby. The authorized capital stock of Merger Sub consists of one thousand (1,000) shares of common stock, $.01 par value per share, of which one hundred (100) shares are issued and outstanding. All such outstanding shares are owned by Parent and are validly issued, fully paid and non-assessable.

3.11            Proprietary Assets.

    (a)          Foreign Parent, Parent and each of their subsidiaries has good and valid title to all of its respective Proprietary Assets, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Foreign Parent, Parent or such subsidiaries, or (iii) as set forth on Schedule 3.11(a) of the Parent Disclosure Schedules. Each of Foreign Parent, Parent and their subsidiaries has a valid right to use, license and otherwise exploit all of its material Proprietary Assets. Except as set forth in Schedule 3.11(a) of Parent Disclosure Schedules, there is no Contract pursuant to which any Person other than Foreign Parent, Parent or their subsidiaries has any right (whether or not currently exercisable) to use, license or otherwise exploit any material Proprietary Asset.

    (b)          Foreign Parent, Parent and their subsidiaries have taken reasonable measures and precautions to protect and maintain the confidentiality of their respective Proprietary Assets. To Foreign Parent’s Knowledge, no current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any Proprietary Asset.

    (c)          (i) All patents, trademarks, service marks and copyrights that are material to the business and held by Foreign Parent, Parent or their subsidiaries are valid, enforceable and subsisting; (ii) to Foreign Parent’s Knowledge, none of the Proprietary Assets and no Proprietary Asset that is currently being developed by Foreign Parent, Parent or any subsidiary (either by itself or with any other Person) infringes, misappropriates or conflicts in any material respect with any Proprietary Asset owned or used by any other Person; (iii) to Foreign Parent’s Knowledge, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Proprietary Asset that is material to Foreign Parent’s, Parent’s or any subsidiary’s business and (iv) in each case to Foreign Parent’s Knowledge, neither Foreign Parent, Parent nor any subsidiary has infringed, misappropriated or made any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and neither Foreign Parent, Parent nor any subsidiary has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person.

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3.12            Liabilities. Neither Foreign Parent, Parent nor any subsidiary has accrued, contingent or other liabilities of any nature, either matured or unmatured, which are required to be reflected in financial statements in accordance with GAAP, or for breach of any contract and whether due or to become due, except for: (i) liabilities identified set forth in the Foreign Parent Financial Statements; (ii) accounts payable and accrued expenses that have been incurred by Foreign Parent, Parent of a subsidiary since March 31, 2014 in the ordinary course of business and consistent with past practices; and (iii) the liabilities identified in Schedule 3.12 of the Parent Disclosure Schedules.

3.13           Compliance with Legal Requirements. Foreign Parent, Parent and each of their subsidiaries is in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on it. Except as set forth in Schedule 3.13 of the Parent Disclosure Schedules, neither Foreign Parent nor Parent has received any written notice from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement, that remains outstanding or otherwise unresolved.

3.14           Tax Matters.

    (a)          All Tax Returns required to be filed by or on behalf of Foreign Parent or Parent with any Governmental Body with respect to any taxable period ending on or before the Closing Date (collectively, the “Parent Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Parent Returns to be due on or before the Closing Date have been paid.

    (b)          Except as set forth in Schedule 3.14(b) of the Parent Disclosure Schedules since December 31, 2008, there have been no examinations or audits of any Parent Return. Except as set forth in Schedule 3.14(b) of the Parent Disclosure Schedules, no extension or waiver of the limitation period applicable to any of the Parent Returns has been granted (by Foreign Parent, Parent or any other Person), and no such extension or waiver has been requested from Foreign Parent or Parent.

    (c)          Except as set forth in Schedule 3.14(c) of the Parent Disclosure Schedules, no claim or Legal Proceeding is pending or, to Foreign Parent’s Knowledge, has been threatened against or with respect to Foreign Parent or Parent in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Parent with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Foreign Parent or Parent and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of Foreign Parent of Parent except liens for current Taxes not yet due and payable. Neither Foreign Parent nor Parent has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Neither Foreign Parent nor Parent has been, or will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

    (d)          There is no Contract covering any employee or independent contractor or former employee or independent contractor of Foreign Parent or Parent that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Neither Foreign Parent nor Parent is a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

    (e)          Foreign Parent meets the active trade or business test, as set forth in Treasury Regulation §1.367(a) – 3(c)(3).

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3.15           Government Approvals. Except for (a) the filing with the SEC of the filings required hereunder, and compliance with other applicable requirements of the Securities Act and the Exchange Act, (b) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and with the Secretary of State of the State of Texas pursuant to the TBOC, (c) filing to increase authorized shares and (d) filings required under and in compliance with other Legal Requirements and listed on Schedule 3.15, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the execution and delivery of this Agreement by Foreign Parent, Parent or Merger Sub or the consummation by Foreign Parent, Parent and Merger Sub of the transactions contemplated hereby.

3.16           Listing and Maintenance Requirements. Subject to approval of the Issuance Proposal at the Foreign Parent Stockholders Meeting, the issuance and sale of the Foreign Parent Stock in the Merger will not contravene the rules and regulations of the Nasdaq Global Market.

3.17           Application of Takeover Protections. Foreign Parent has no knowledge of any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Foreign Parent's Articles of Association or the laws of the country of Israel that is or could become applicable to the Stockholders as a result of the Stockholders and the Company fulfilling their obligations or exercising their rights under this Agreement, including without limitation Foreign Parent's issuance of the Foreign Parent Stock and the Stockholders' ownership of the Foreign Parent Stock.

3.18           Foreign Corrupt Practices Act. Neither Foreign Parent, nor any of its subsidiaries, nor to the Knowledge of Foreign Parent, any agent or other person acting on behalf of any of Foreign Parent or any of its subsidiaries has, directly or indirectly, (i) used any funds for unlawful contributions, gifts, entertainment of other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Foreign Parent of any of its subsidiaries (or made by any person acting on their behalf of which Foreign Parent is aware) which is in violation of law, or (iv) has violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

3.19           Money Laundering Laws. The operations of Foreign Parent and its subsidiaries are and have been conducted at all times in compliance with the applicable Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Foreign Parent or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of Foreign Parent, threatened.

3.20           OFAC. Neither Foreign Parent nor, to the Knowledge of Foreign Parent, any director, officer, agent, employee, Affiliate or person acting on behalf of Foreign Parent is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

3.21           Accounting Controls. Foreign Parent has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Foreign Parent and designed such disclosure controls and procedures to ensure that material information relating to the Foreign Parent, including its subsidiaries, is made known to the certifying officers by others within those entities. Foreign Parent’s certifying officers have evaluated the effectiveness of the Company's controls and procedures in accordance with Item 9A of Form 10-K for 2013. Foreign Parent presented in such Form 10-K the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of as of December 31, 2013. Since such date, there have been no significant changes in Foreign Parent's internal controls (as such term is defined in Rule 13a-15(e) of the Exchange Act) or, to Foreign Parent’s Knowledge, in other factors that could significantly affect Foreign Parent's internal controls.

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3.22           Investment Company Status. Foreign Parent is not, and as a result of and immediately upon the Closing will not be, an “investment company” or, to Foreign Parent’s Knowledge, a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

3.23            No Integrated Offering. Neither Foreign Parent, nor any of its Affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Foreign Parent Stock pursuant to this Agreement to be integrated with prior offerings by Foreign Parent for purposes of the Securities Act in a manner that would prevent Foreign Parent from issuing the Foreign Parent Stock pursuant to Regulation D and Rule 506 thereof under the Securities Act, nor will Foreign Parent or any of its Affiliates or subsidiaries take any action or steps that would cause the offering of the Foreign Parent Stock to be integrated with other offerings. Except as set forth on Schedule 3.23, Foreign Parent does not have any registration statement pending before the SEC or currently under the SEC’s review. Except as set forth on Schedule 3.23 hereto, since November 22, 2013, Foreign Parent has not offered or sold any of its equity securities or debt securities convertible into Ordinary Shares.

3.24           Restrictive Agreements. Neither Foreign Parent, nor any of its Affiliates have any Contract, plan or arrangement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which Foreign Parent or its Affiliates is a party or otherwise binding upon Foreign Parent or its Affiliates which have or may reasonably be expected to have the effect of prohibiting or impairing any business practice of Foreign Parent or its Affiliates, any acquisition of material property (tangible or intangible) by Foreign Parent or its Affiliates, the conduct of business by Foreign Parent or its Affiliates, or otherwise limiting Foreign Parent or its Affiliates, to conduct any business activities, or to compete with any Person. Without limiting the generality of the foregoing, neither Foreign Parent nor its Affiliates have entered into any Contract under which Foreign Parent or its Affiliates are restricted from selling, licensing, manufacturing or otherwise distributing any of its Proprietary Assets or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market or from hiring or soliciting potential employees, consultants or independent contractors.

3.25           Information Supplied. None of the information supplied or to be supplied by or on behalf of Foreign Parent, Parent or Merger Sub for inclusion or incorporation by reference in the Foreign Parent Proxy Statement (and any other filings with any Governmental Body in connection with the transactions contemplated hereby, including the Redomiciliation), will, at the date it (and any amendment or supplement thereto) is first mailed to the stockholders of Foreign Parent and at the time of the Foreign Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Foreign Parent, Parent or Merger Sub with respect to statements made or incorporated by reference in the Foreign Parent Proxy Statement (or any such other filings) based on information supplied by or on behalf of the Company. The information contained in the Foreign Parent Proxy Statement (and any such other filings) relating to Foreign Parent, Parent and Merger Sub and the Parent Stockholders Meeting will comply as to form in all material respects with the requirements of the Exchange Act.

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SECTION 4. CONDITIONS TO CLOSING.

4.1              Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

    (a)          The Foreign Parent Stockholder Approval shall have been duly obtained.

    (b)          Any stockholder of the Company that has not signed this Agreement, shall have consented to this Agreement and the Merger.

    (c)          No Governmental Body shall have enacted, issued, promulgated, enforced or entered any order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

4.2              Conditions to Obligations of Foreign Parent, Parent and Merger Sub. The obligations of Foreign Parent, Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Foreign Parent's waiver, at or prior to the Closing, of each of the following conditions:

    (a)          Other than the representations and warranties of the Company contained in Section 2.1, Section 2.3 and Section 2.20, the representations and warranties of the Company contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company contained in Section 2.1, Section 2.3 and Section 2.20 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

    (b)          The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

    (c)          No Legal Proceeding shall have been commenced against Foreign Parent, Parent, Merger Sub or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Body, and be in effect, which restrains or prohibits any transaction contemplated hereby.

    (d)          All approvals, consents and waivers that are listed on Section 4.2(d) of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing.

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    (e)          The Company shall have delivered each of the following closing deliverables:

   (i)          resolutions of the board of directors of the Company authorizing the Merger and approving this Agreement;

   (ii)         an Investment Letter from each Stockholder in a form mutually agreed by the Foreign Parent and the Stockholder Representative;

   (iii)        certificate of fact for the Company as issued by the Secretary of State, or other appropriate agency, of the state of the Company’s domicile, dated within ten (10) days prior to the Closing Date;

   (iv)       the resignations of the directors of the Company and of those officers whose resignations are requested by Foreign Parent;

   (v)        an Officer’s Certificate of the Company in form reasonably acceptable to Foreign Parent;

   (vi)       a counterpart of the Escrow Agreement duly executed by the Stockholder Representative;

   (vii)      a counterpart of the Registration Rights Agreement duly executed by each Stockholder;

   (viii)      duly and validly executed copies of validly enforceable agreements not to compete or solicit business away from or disclose confidential information from all Continuing Company employees in the form agreed by Foreign Parent and the Stockholder Representative;

   (ix)        a Continuing Employee Employment Agreement with each Continuing Employee, in the form agreed by Foreign Parent and the Stockholder Representative;

   (x)         an RSU Agreement with Foreign Parent for each Continuing Employee (which contains a covenant not to compete) in exchange for the waiver any deferred compensation on the books of the Company (cumulatively up to 50,000 RSUs) (“Continuing Employee RSU Agreement”), provided that the treatment of Company deferred compensation and the form of Continuing Employee RSU Agreement shall be agreed by Foreign Parent and the Stockholder Representative;

   (xi)        documentation to reflect cancellation of any indebtedness of the Company to Scott Miller and his Affiliates;

   (xii)       a duly and validly executed copy of all agreements, instruments, certificates, and other documents, in the form and substance reasonable satisfactory to the Foreign Parent, Parent and Merger Sub, that are necessary or appropriate to evidence the release of all Encumbrances not expressly permitted to remain effective following Closing (as expressly stated by the Company in its Disclosure Schedules); and

   (xiii)      a legal opinion in form and scope reasonably acceptable to the Foreign Parent, Parent and Merger Sub from legal counsel to the Company and which will be paid for by Foreign Parent; and

   (xiv)      such other documents or instruments as Foreign Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

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4.3             Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Company's waiver, at or prior to the Closing, of each of the following conditions:

    (a)          Other than the representations and warranties of Foreign Parent, Parent and Merger Sub contained in Section 3.1, Section 3.2, Section 3.3(f) and Section 3.4, the representations and warranties of Foreign Parent, Parent and Merger Sub contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Foreign Parent, Parent and Merger Sub contained in Section 3.1, Section 3.2, Section 3.3(f) and Section 3.4 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

    (b)          Foreign Parent, Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

    (c)          No Legal Proceeding shall have been commenced against Foreign Parent, Parent, Merger Sub or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Body, and be in effect, which restrains or prohibits any transaction contemplated hereby.

    (d)          All approvals, consents and waivers that are listed on Section 4.3(d) of the Parent Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to the Company at or prior to the Closing.

    (e)          Evidence of book entry notations in the records of the transfer agent in the names of (i) each Stockholder and Company Debtholder evidencing such Person’s Pro Rata Merger Consideration to be issued at the Effective Time as shown on Schedule 1.5(a) and Schedule 1.5(c), and (ii) the Escrow Agent evidencing the Stockholder Escrow Shares.

    (f)           Foreign Parent shall have deposited with the Escrow Agent the certificates representing the Stockholder Escrow Shares;

    (g)          Foreign Parent shall have deposited as provided in Section 8.1(d) the cash in the amount of the Stockholder Representative Expense Fund;

    (h)          The Redomiciliation shall have become effective, and the terms of the Redomiciliation and all proceedings, stock issuances, listings, registrations, filings and approvals in connection therewith shall be satisfactory to the Stockholder Representative;

    (i)           The arrangements for the cancellation of indebtedness of the Company to Scott Miller and his Affiliates and for the issuance of Company Common Stock in exchange therefor (which Company Common Stock will be converted to Foreign Parent Stock in the Merger in accordance with Section 1.5) shall have been completed in a manner satisfactory to the Stockholder Representative;

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    (j)           The parties to the November 23, 2013 SPA shall have agreed in writing, which shall be satisfactory to the Stockholder Representative, that the Merger is a Qualified Financing and no Foreign Parent shares or other securities have been or will be issued pursuant to the anti-dilution provisions thereof as the result of the execution of this Agreement and the consummation of the Merger or thereafter for any other issuances;

    (k)          The Stockholder Representative shall have approved the forms of the Continuing Employee Employment Agreements delivered pursuant to Section 4.2(e)(ix);

    (l)           The arrangements made with respect to Company employee deferred compensation and the form of Continuing Employee RSU Agreements shall have been approved by the Stockholder Representative; and

    (m)         The Foreign Parent shall have delivered to the Stockholder Representative each of the following closing deliverables:

   (i)          resolutions of the board of directors of each of Foreign Parent, Parent and Merger Sub authorizing the Merger, approving this Agreement and, by the Foreign Parent board of directors, the issuance of the Aggregate Merger Consideration, and of resolutions of the stockholders of Foreign Parent approving the Issuance Proposal;

   (ii)         a good standing certificate for Foreign Parent, or its equivalent from the Israel Registrar of Companies, and a long form good standing certificate for Parent and Merger Sub as issued by the Secretary of State, or other appropriate agency, of the state of Parent’s and Merger Sub’s domicile, each dated within ten (10) days prior to the Closing Date;

   (iii)        resolutions of the board of directors of Foreign Parent appointing Scott Miller as a director of Foreign Parent as of the Effective Time;

   (iv)       Officer’s Certificates of each of Foreign Parent, Parent and Merger Sub in form reasonably acceptable to the Stockholder Representative;

   (v)        a counterpart of the Escrow Agreement duly executed by Foreign Parent;

   (vi)       a counterpart of the Registration Rights Agreement duly executed by Foreign Parent;

   (vii)      a counterpart of the Unilateral Letter of Understanding duly executed by certain stockholders of Foreign Parent;

   (viii)     a counterpart of each noncompetition agreement, Continuing Employee Employment Agreement and Continuing Employee RSU Agreements delivered pursuant to Section 4.2(e)(vii), (ix) and (x);

   (ix)        noncompetition, confidentiality, nonsolicitation and intellectual property right assignments from such employees of Foreign Parent and its Affiliates as may be requested by the Stockholder Representative;

   (x)         legal opinions in form and scope reasonable acceptable to the Stockholder Representative from Israeli counsel to the Foreign Parent and legal counsel to the Foreign Parent, Parent and Merger Sub as to such matters as shall be specified by the Stockholder Representative; and

   (xi)        such other documents or instruments as the Company or the Stockholder Representative reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

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SECTION 5. COVENANTS

5.1              Preparation of Proxy Statement.

    (a)          As promptly as practicable following the date of this Agreement, Foreign Parent shall prepare and file with the SEC a preliminary proxy statement (the “Proxy Statement”) in connection with the Foreign Parent Stockholders Meeting. The Company shall cooperate with Foreign Parent in connection with the preparation of the Proxy Statement and shall furnish all information concerning such party as Foreign Parent may reasonably request in connection with the preparation of the Proxy Statement. Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement and to cause the version of the Proxy Statement approved by the SEC to be mailed as promptly as practicable to the stockholders of Foreign Parent as provided in Section 5.5. Parent will use all commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1 to comply in all material respects with applicable Legal Requirements.

    (b)          All filings by Foreign Parent with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement, and all mailings to Foreign Parent’s stockholders in connection with the Merger and transactions contemplated by this Agreement shall be subject to the prior review and comment by the Company (which shall not be unreasonably delayed). Foreign Parent shall (i) as promptly as practicable notify the Company of (A) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement and (B) any request by the SEC for any amendment or supplements to the Proxy Statement or for additional information with respect thereto and (ii) supply the Company with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Effective Time any information relating to the Company, Foreign Parent, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, is discovered by the Company, Foreign Parent, Parent or Merger Sub, which is required to be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (including any assumptions underlying forward-looking information), then the party which discovers such information shall promptly notify the other parties and Foreign Parent shall, with the cooperation of the Company, prepare, disseminate and file, as applicable, an appropriate amendment or supplement describing such information.

5.2             Conduct of Business by the Company. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Foreign Parent (which consent shall not be unreasonably withheld or delayed), the Company shall (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall:

    (a)          reserve and maintain all of its Governmental Authorizations;

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    (b)          pay its debts, Taxes and other obligations when due;

    (c)          maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

    (d)          defend and protect its properties and assets from infringement or usurpation;

    (e)          perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

    (f)           maintain its books and records in accordance with past practice;

    (g)          comply in all material respects with all applicable Legal Requirements; and

    (h)          not take or permit any action that would cause any of the changes, events or conditions described in Section 2.5 to occur.

5.3              Conduct of Business by Foreign Parent. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Company (which consent shall not be unreasonably withheld or delayed, provided that consent to any action that would result in a change in the number of Foreign Parent Fully Diluted Shares may be withheld in the sole discretion of the Company), Foreign Parent shall, and shall cause each of its subsidiaries to, (x) conduct its business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current organization, business and franchise and to preserve its rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with it. Without limiting the foregoing, from the date hereof until the Closing Date, Foreign Parent shall, and shall cause each of its subsidiaries to:

    (a)          reserve and maintain all of its Governmental Authorizations;

    (b)          pay its debts, Taxes and other obligations when due;

    (c)          maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

    (d)          defend and protect its properties and assets from infringement or usurpation;

    (e)          perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

    (f)           maintain its books and records in accordance with past practice;

    (g)          comply in all material respects with all applicable Legal Requirements; and

    (h)          not take or permit any action that would cause any of the changes, events or conditions described in Section 3.7 to occur.

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5.4              Access to Information.

    (a)          Each Party shall afford to the other Party and its Representatives reasonable access after providing reasonable prior written notice, during normal business hours to all of such Party’s and its subsidiaries’ properties, assets, books, Contracts, commitments, electronic and physical records, correspondence (including electronic correspondence), officers, employees, accountants, counsel, financial advisors and other Representatives and shall furnish (or otherwise make available, including through the SEC EDGAR system) promptly to the other Party (i) a copy of each report, schedule and other document (A) filed, furnished or received by it or any of its subsidiaries pursuant to the requirements of Federal or state securities laws or (B) filed or furnished by it or any of its subsidiaries with any Governmental Body with respect to compliance with applicable Legal Requirements and (ii) all other information concerning its and its subsidiaries’ business, properties and personnel as such other Party may reasonably request. Any investigation pursuant to this Section 5.4(a) be conducted in such manner as not to interfere unreasonably with the conduct of the business of any Party. No investigation by a Party or other information received by a Party shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any other Party in this Agreement.

    (b)          Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated December 13, 2013, between Parent and the Company (the "Confidentiality Agreement"), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

5.5              Foreign Parent Stockholders Meeting. Foreign Parent shall establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Foreign Parent Stockholders Meeting”) for the purposes of considering and voting upon the increase in the authorized shares of stock of the Foreign Parent, the consumation of the Merger and the transactions contemplated hereunder (collectively, the “Issuance Proposal”). The Board of Directors of Foreign Parent shall recommend approval of the Issuance Proposal by the stockholders of Foreign Parent and include such recommendation in the Proxy Statement. Neither the Board of Directors of Foreign Parent nor any committee thereof shall qualify, withdraw or modify, in a manner adverse to the Company, or propose publicly to qualify, withdraw or modify, in a manner adverse to Company, the Foreign Parent Board Recommendation other than as required by applicable Legal Requirements or a breach of any of Company's or the Stockholders' representations, warranties or undertakings. Subject to the foregoing, Foreign Parent will use all reasonable efforts to solicit or cause to be solicited from its stockholders proxies in favor of, and take all other reasonable action necessary to secure, the Foreign Parent Stockholder Approval. Except to the extent required by applicable Legal Requirements, Foreign Parent shall not (A) materially change the date specified in the Proxy Statement for the Foreign Parent Stockholders Meeting, or (B) materially postpone, delay or adjourn the Foreign Parent Stockholders Meeting, except, in each case, after consultation with the Company, to the extent necessary to ensure that any amendment or supplement to the Proxy Statement required by applicable Legal Requirements is provided to the stockholders of Foreign Parent sufficiently in advance of the Foreign Parent Stockholders Meeting or if there are an insufficient number of shares of Foreign Parent Stock represented in person or by proxy at the Foreign Parent Stockholders Meeting to constitute a quorum or adopt this Agreement, in which case Foreign Parent may adjourn the Foreign Parent Stockholders Meeting and use its commercially reasonable efforts to obtain a quorum and/or the Foreign Parent Stockholder Approval as promptly as practicable in the prevailing circumstances.

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5.6              Notice of Certain Events. The Company shall give prompt notice to Foreign Parent, and Foreign Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such Party from any Governmental Authority in connection with the Merger or from any Person alleging that the consent of such Person is or may be required in connection with the Merger, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Foreign Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Merger, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such Party contained in this Agreement to be untrue such that the conditions set forth in Section 4.2(a) or 4.3(a) would not be satisfied and (iv) any failure of such Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder such that the conditions set forth in Section 4.2(b) or 4.3(b) would not be satisfied. The delivery of any notice pursuant to this Section 5.6 shall not (x) be considered an admission that any representation or warranty is untrue for purposes of this Agreement, (y) cure any breach or non-compliance with any other provision of this Agreement or be deemed to amend or supplement the Disclosure Schedules or the Parent Disclosure Schedules or (z) limit the remedies available to the Party receiving such notice, provided that any corrections or supplements to the Disclosure Schedules contained in a notice from the Company to Parent pursuant to this Section 5.6 within 30 days after the date of this Agreement shall be deemed amend the Disclosure Schedules effective as of the date of this Agreement for all purposes of this Agreement, including Section 4 and Section 6.

5.7              NASDAQ Listing. Foreign Parent shall use its reasonable best efforts to cause the Foreign Parent Stock to be issued in the Merger to be to be approved for listing on the Nasdaq Global Market at the Effective Time, subject to official notice of issuance, and to continue such listing (or a listing on another national securities exchange) following the Closing as long as the Stockholders own Foreign Parent Stock issued hereunder. Foreign Parent will comply in all respects with Foreign Parent’s reporting, filing and other obligations under the bylaws or rules of Nasdaq Global Market or other national securities exchange on which the Foreign Parent Stock is listed or traded.

5.8              Furnishing of Information; Public Information. Until no Stockholder owns Foreign Parent Stock issued hereunder, Foreign Parent covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Foreign Parent after the date hereof pursuant to the Exchange Act. As long as any Stockholder owns Foreign Parent Stock issued hereunder, if Foreign Parent is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Stockholders and make publicly available in accordance with Rule 144(c) such information as is required for the Stockholders to sell such Foreign Parent Stock under Rule 144. Foreign Parent further covenants that it will take such further action as any holder of Foreign Parent Stock issued hereunder may reasonably request, to the extent required from time to time to enable such person to sell such Foreign Parent Stock without registration under the Securities Act within the requirements of the exemption provided by Rule 144.

5.9              Continuing Indemnification; Insurance Policy. Foreign Parent, Parent and Merger Sub agree that all rights to indemnification (including advancement of expenses) existing on the date of this Agreement in favor of the present or former officers and directors of the Company with respect to actions taken in connection with the Company prior to Closing as provided in the Company’s Certificate or Formation and Bylaws, shall survive the Closing and continue in full force and effect for a period of six years following the Closing. The Company and its present and former officers and directors are hereby expressly made intended third party beneficiaries of this Section 5.9, and this Section 5.9 may be enforced by all or any of them without joinder of any other Person.

5.10            Registration Of Foreign Parent Stock. Foreign Parent and the Stockholders shall execute and deliver the Registration Rights Agreement as shall be mutually agreed by the Foreign Parent, Parent, the Company and the Stockholder Representative prior to the Closing (the “Registration Rights Agreement”) (i) reflecting appropriate legends for restricted securities and (ii) providing for the “piggyback” registration rights granted to Scott Miller and Mindus Holdings, LTD for all of their shares of Foreign Parent Stock issued as part of the Aggregate Merger Consideration.

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5.11           Public Announcements. Foreign Parent and the Stockholder Representative will each have the right to review and consent to any press release or other public statement issued regarding the Merger and the other transactions contemplated by this Agreement, provided that nothing herein shall be deemed to prohibit Foreign Parent from making any public disclosure Foreign Parent reasonably believes is required under applicable securities laws or the rules of the Nasdaq Global Market and/or the Israeli Companies Law.

5.12           Form 8-K. As promptly as practicable after execution of this Agreement and then after the Closing Date, (a) Foreign Parent and the Stockholder Representative shall cooperate and work together in good faith to prepare one or more current reports on Form 8-K under the Exchange Act (the “Form 8-K”) as required by the SEC for disclosure of the transactions contemplated hereby, such Form 8-Ks to be filed by Foreign Parent with the SEC, from time to time, as required by Legal Requirements. The Stockholder Representative shall furnish all information concerning the Company as Foreign Parent may reasonably request in connection with the preparation of the Form 8-Ks. The Stockholder Representative represents and warrants that the information supplied about the Company for inclusion in any Form 8-K shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.13           Representative on Foreign Parent Board. Subject to Foreign Parent Stockholder Approval the Stockholder Representative, shall have the continuing right to nominate to Foreign Parent’s board of directors (the “Foreign Parent Board”) a nominee (“Foreign Parent Board Nominee”) to be appointed to the Foreign Parent Board. Once appointed to the Foreign Parent Board, as long as such nominee continues to meet any qualification standards established and disclosed by the Foreign Parent Board, and as long as the Stockholders continue to collectively hold, directly or indirectly, at least ten percent (10%) of the outstanding Foreign Parent Stock, such nominee shall be included as a Foreign Parent nominee to the Foreign Parent Board on each slate of nominees submitted to Foreign Parent’s stockholders at any annual or special meeting at which directors are to be elected. At the Closing, Foreign Parent will cause to be delivered the Unilateral Letter of Understanding as shall be mutually agreed by the Foreign Parent, Parent, the Company and the Stockholder Representative prior to the Closing (the “Unilateral Letter of Understanding”).

5.14            Tax Free Reorganization. From and after the Closing Date, Foreign Parent shall not take, nor cause the Company or any Affiliate of Foreign Parent to take, any actions that would cause the Merger not to be a tax free reorganization under either Section 368 of the Code or Treasury Regulation §1.367(a) – 3.

5.15            Tax Matters.

    (a)          Foreign Parent and Parent shall separately prepare and timely file (taking into account extensions granted), or cause to be prepared and timely filed, any Tax Returns (other than income and franchise Tax Returns) for the Company for any period that ends on or prior to the Closing Date that are required to be filed after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the Tax Returns of the Company for preceding Tax periods, unless a different treatment is required by Legal Requirements. The Stockholder Representative shall prepare, submit to Parent for signature by an officer of the Surviving Corporation, and timely file (taking into account extensions granted), or cause to be prepared and timely filed, any income and franchise Tax Returns for the Company for any period that ends on or prior to the Closing Date that are required to be filed after the Closing Date. Foreign Parent shall ensure that an officer of the Surviving Corporation shall sign any such income or franchise Tax Returns prepared by or on behalf of the Stockholder Representative. The Stockholder Representative and Parent shall provide each other with any information reasonably necessary to prepare and file complete and accurate Tax Returns.

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    (b)          Any refunds or credits of income Taxes that are paid or credited in respect of any period ending on or prior to the Closing Date shall be for the account of the Stockholders and Foreign Parent shall pay the amount of any such refunds or credits that it receives to the Stockholders as soon as reasonably practicable following the receipt thereof. Any refund or credits of Taxes not described in the preceding sentence shall be for the account of Foreign Parent.

    (c)          The Stockholder Representative, on behalf of the Stockholders, shall have the right to exercise control over the contest and/or settlement of any issue raised in any Tax proceeding that relates to any income or franchise Taxes for any period that ends on or prior to the Closing Date; provided, however, that (i) Foreign Parent shall be entitled to participate in any such Tax proceeding and the Stockholder Representative shall keep Foreign Parent informed of all material developments with respect thereto, and (ii) the Stockholder Representative may not settle or compromise any issue that could affect the liability for Taxes of Foreign Parent or the Surviving Corporation for any period following the Closing Date without the prior written consent of Foreign Parent, which such consent shall not be unreasonably withheld, conditioned or delayed. Foreign Parent shall cooperate with the Stockholder Representative, as the Stockholder Representative may reasonably request, in any such Tax proceeding.

    (d)          For each of the five (5) Tax periods ending after the Closing Date, Foreign Parent shall furnish Stockholder Representative such information as may be reasonably required to file an annual certification required pursuant to Treasury Regulation §1.367(a) – 8.

5.16            Pre-emptive Rights. Scott Miller shall be granted pre-emptive rights as shall be mutually agreed by the Foreign Parent, Parent, the Company and the Stockholder Representative prior to the Closing.

SECTION 6. INDEMNIFICATION

6.1              Survival of Representations, Etc.

    (a)          The representations and warranties made by the Company in this Agreement (including the representations and warranties set forth in Section 2) shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided, however, that if, at any time prior to the first anniversary of the Closing Date (the “Indemnification Completion Date”) any Parent Indemnitee (acting in good faith) delivers to the Stockholder Representative a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Parent Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 6.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing Date until such time as such claim and any potential Damages are fully and finally resolved (such final time hereinafter referred to as the “Stockholder Indemnification Completion Date”).

    (b)          The representations and warranties made by Foreign Parent, Parent and the Merger Sub in this Agreement (including the representations and warranties set forth in Section 3) shall survive the Closing and shall expire on the Indemnification Completion Date; provided, however, that if, at any time prior to the first anniversary of the Closing Date any Stockholder Indemnitee (acting in good faith) delivers to Foreign Parent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by Foreign Parent, Parent and the Merger Sub (and setting forth in reasonable detail the basis for such Stockholder Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 6.3 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing Date until such time as such claim and any potential Damages are fully and finally resolved (such final time hereinafter referred to as the “Foreign Parent Indemnification Completion Date“).

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6.2              Stockholder Indemnification.

    (a)          Indemnification. From and after the Closing Date (but subject to Sections 6.1(a) and 6.2(c) and (d)), the Stockholders severally and not jointly (in accordance with their Pro Rata Shares), shall hold harmless and indemnify each Parent Indemnitee from and against, and shall compensate, reimburse and pay for, any Damages which are directly or indirectly suffered or incurred by any Parent Indemnitee or to which any Parent Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty made by the Company as of the Closing Date that is set forth in this Agreement (after giving effect to the Disclosure Schedules); (ii) any breach of any covenant or obligation of the Company in this Agreement; or (iii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clauses (i) or (ii) of this Section 6.2(a) (including any Legal Proceeding commenced by any Parent Indemnitee for the purpose of enforcing any of its rights under this Section 6.2(a)).

    (b)          Surviving Corporation Damages. In the event the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation by or of the Company, then (without limiting any of the rights of the Surviving Corporation as a Parent Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach; provided, however, that there is no duplication or doubling of Damages for which indemnification is provided under this Section 6.2.

    (c)          Threshold. No Parent Indemnitee shall be entitled to indemnification pursuant to Sections 6.2(a) or (b) or otherwise for any inaccuracy in or breach of any of the Company’s representations and warranties set forth in this Agreement (after giving effect to the Disclosure Schedules) until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been suffered or incurred by any one or more of the Parent Indemnitees, or to which any one or more of the Parent Indemnitees has or have otherwise become subject, exceeds Fifty Thousand Dollars ($50,000) in the aggregate (the “Threshold”), and once the total amount of such Damages exceeds the Threshold, then any Parent Indemnitee that has suffered or incurred any Damages shall be entitled to be indemnified against and compensated, reimbursed and paid for only those Damages that exceed the Threshold. The limitation provided in this Section 6.2(c) shall not apply with respect to a claim for breach of the Company Excepted Warranties.

    (d)          Limit on Damages. The aggregate amount of all Damages for which a Stockholder shall be liable under this Section 6.2 shall not exceed the amount determined by multiplying the Stockholder Escrow Shares comprising the Stockholder Escrow Fund by the volume weighted average price for the Foreign Parent Stock for the ten (10) consecutive trading days immediately prior to the Closing Date (“Deemed Value”). Notwithstanding the foregoing, the cap for Damages suffered by any Parent Indemnitee as a result of or related to a claim for fraud or willful misconduct or any claim for breach of the Company Excepted Warranties, shall be the amount determined by multiplying the Aggregate Merger Consideration by the Deemed Value. As used herein, the “Company Excepted Warranties” means (i) Section 2.1(a), (ii) Section 2.3, (iii) Section 2.14, (iv) Section 2.20 and (v) Section 2.21(a). All Damages for which the Stockholders are liable may be satisfied by delivery of the shares of Foreign Parent Common Stock at the Deemed Value per share.

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    (e)          Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Foreign Parent, Parent or against any other Person) with respect to which any of the Parent Indemnitees may be entitled to indemnification or any other remedy pursuant to this Section 6.2, Foreign Parent shall give the Stockholder Representative written notice of the commencement of any such Legal Proceeding against a Parent Indemnitee within fifteen (15) days after such commencement. The Stockholder Representative shall have the right to defend such claim or Legal Proceeding. If the Stockholder Representative does not elect to proceed with the defense of any such claim or Legal Proceeding, Foreign Parent or Parent may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Stockholder Representative and at the Stockholders’ expense to be paid from the Stockholder Escrow Shares; provided, however, that Foreign Parent may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of the Stockholder Representative (which consent may not be unreasonably withheld). For any such claim or Legal Proceeding, the Stockholder Representative shall have the right to settle, adjust or compromise such claim or Legal Proceeding without the consent of the Parent Indemnitee as long as any such settlement, adjustment or compromise does not include an admission of liability by any Parent Indemnitee, the payment of any consideration by a Parent Indemnitee or impose any obligation on any Parent Indemnitee. Any such settlement, adjustment or compromise not meeting the foregoing will require the Parent Indemnitee’s consent; provided, however, that such consent shall not be unreasonably withheld. Any Parent Indemnitee may participate in any Legal Proceeding at its own expense.

6.3              Foreign Parent and Parent Indemnification.

    (a)          Indemnification. From and after the Closing Date (but subject to Sections 6.1(a) and 6.3(b) and (c)), Foreign Parent and Parent jointly and severally shall hold harmless and indemnify each Stockholder Indemnitee from and against, and shall compensate, reimburse and pay for, any Damages which are directly or indirectly suffered or incurred by any Stockholder Indemnitee or to which any Stockholder Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty made by Foreign Parent, Parent or the Merger Sub as of the Closing Date that is set forth in this Agreement (after giving effect to the Parent Disclosure Schedules); (ii) any breach of any covenant or obligation of Foreign Parent, Parent or the Surviving Corporation; or (iii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clauses (i) or (ii) of this Section 6.3(a) (including any Legal Proceeding commenced by any Stockholder Indemnitee for the purpose of enforcing any of its rights under this Section 6.3(a)).

    (b)          Threshold. No Stockholder Indemnitee shall be entitled to indemnification pursuant to Section 6.3(a) for any inaccuracy in or breach of any of Foreign Parent’s, Parent’s or Merger Sub’s representations and warranties set forth in this Agreement (after giving effect to the Parent Disclosure Schedules) until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been suffered or incurred by any one or more of the Stockholder Indemnitees, or to which any one or more of the Stockholder Indemnitees has or have otherwise become subject, exceeds the Threshold in the aggregate, and once the total amount of such Damages exceeds the Threshold, then any Stockholder Indemnitee that has suffered or incurred any Damages shall be entitled to be indemnified against and compensated, reimbursed and paid for only those Damages that exceed the Threshold. The limitation provided in this Section 6.3(b) shall not apply with respect to a claim for breach of the Foreign Parent Excepted Warranties.

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    (c)          Limit on Damages. The aggregate amount of all Damages for which Foreign Parent and Parent shall be liable under this Section 6.3 shall not exceed the amount determined by multiplying three hundred nine thousand seven hundred and seventy five (309,775) shares of Foreign Parent Stock by the Deemed Value. Notwithstanding the foregoing, Foreign Parent and Parent shall be liable for all Damages suffered by any Stockholder Indemnitee as a result of or related to a claim for fraud or willful misconduct, a claim for breach of any covenant or obligation of Foreign Parent, Parent or the Surviving Corporation and for any claim for breach of the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(f), Section 3.4, Section 3.9 and Section 3.14 (the “Foreign Parent Excepted Warranties”).

    (d)          Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against a Stockholder or against any other Person) with respect to which any of the Stockholder Indemnitees may be entitled to indemnification or any other remedy pursuant to this Section 6.3, the Stockholder Representative shall give Foreign Parent written notice of the commencement of any such Legal Proceeding against a Stockholder Indemnitee within fifteen (15) days following such commencement. Foreign Parent and Parent shall have the right to defend such claim or Legal Proceeding. If Foreign Parent and Parent do not elect to proceed with the defense of any such claim or Legal Proceeding, the Stockholder Representative may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Foreign Parent, and at Foreign Parent’s and Parent’s expense; provided, however, that the Stockholder Representative may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Foreign Parent (which consent may not be unreasonably withheld). For any such claim or Legal Proceeding, Foreign Parent or Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding without the consent of the Stockho4lder Representative as long as any such settlement, adjustment or compromise does not include an admission of liability by any Stockholder Indemnitee, the payment of any consideration by a Stockholder Indemnitee or impose any obligation on such Stockholder Indemnitee. Any such settlement, adjustment or compromise not meeting the foregoing will require the Stockholder Indemnitee’s consent; provided, however, that such consent shall not be unreasonably withheld. Any Stockholder Indemnitee may participate in any Legal Proceeding at its own expense.

6.4              Stockholder Escrow Arrangements.

    (a)          Stockholder Escrow Fund. As security for the indemnity provided for in Section 6.2 and pursuant to the terms of an escrow agreement to be in a form mutually agreed upon by Parent and the Stockholder Representative (the “Escrow Agreement”), at the Closing, Parent shall deposit with the Escrow Agent one million two hundred thirty thousand (1,230,000) shares of Foreign Parent Stock otherwise issuable to the Stockholders as Aggregate Merger Consideration (the “Stockholder Escrow Shares”), which shares shall be allocated from the Stockholders as set forth on Schedule 1.5(a). American Stock and Trade, as Escrow Agent (the “Escrow Agent”), shall hold the Escrow Shares in an escrow fund (the “Stockholder Escrow Fund”) to be governed by the terms set forth herein and in the Escrow Agreement.

    (b)         Stockholder Escrow Period. Subject to the terms of the Escrow Agreement, the Stockholder Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 11:59 p.m., Pacific time on the Stockholder Indemnification Completion Date, which shall be the Indemnification Completion Date (the “Stockholder Escrow Period”).

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    (c)          Protection of Escrow Fund.

   (i)          The Escrow Agent shall hold and safeguard the Stockholder Escrow Fund during the Stockholder Escrow Period, shall treat such fund as a trust fund in accordance with the terms of the Escrow Agreement and not as the property of Parent and shall hold and dispose of the Stockholder Escrow Fund only in accordance with the terms of the Escrow Agreement.

   (ii)         Any Foreign Parent Stock or other equity securities issued or distributed by Foreign Parent (including shares issued upon a stock split, stock dividend or recapitalization of Foreign Parent) (“New Stockholder Shares”) in respect of Stockholder Escrow Shares in the Stockholder Escrow Fund which have not been released from the Stockholder Escrow Fund shall be added to the Stockholder Escrow Fund and become a part thereof. New Stockholder Shares issued in respect of shares of Stockholder Escrow Shares which have been released from the Stockholder Escrow Fund shall not be added to the Stockholder Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Foreign Parent Stock shall not be added to the Stockholder Escrow Fund but shall be distributed to the record holders thereof.

   (iii)        The record holders of the Stockholder Escrow Shares shall have their respective voting rights with respect to Stockholder Escrow Shares or any New Stockholder Shares added to the Stockholder Escrow Fund.

    (d)          Satisfaction of Losses.

   (i)          Distributions Related to Escrow Shares. The Stockholder Escrow Shares having a Deemed Value as set forth in Section 6.2(d) shall be used to satisfy pursuant to Section 6.2 any Damages of any Parent Indemnitee for which a Parent Indemnitee delivers an indemnification notice under Section 6.2 during the Stockholder Escrow Period and for which it is finally determined (by joint written instructions of Foreign Parent and the Stockholder Representative given to the Escrow Agent or by a Final Arbitration Award given to the Escrow Agent) that indemnification is required under this Agreement, provided, that a Stockholder’s liability with respect to a breach of Company Excepted Warranties shall not be limited to the Stockholder Escrow Shares. Upon the conclusion of the Stockholder Escrow Period, Escrow Agent shall promptly deliver to the Stockholder Representative, an amount equal to (A) the Stockholder Escrow Shares, minus (B) any and all amounts satisfied by set-off of the Stockholder Escrow Shares for satisfaction of Damages pursuant to Section 6.2, minus (C) if any indemnification claim for Damages of any Parent Indemnitee contained in any indemnification notice delivered pursuant to Section 6.1(a) prior to the conclusion of the Stockholder Escrow Period is not finally resolved, an amount equal to Foreign Parent’s good faith estimate of the cumulative amount of all Damages disputed in any such claims as of such time (the “Pending Claim Stockholder Escrow Amount”). The Pending Claim Stockholder Escrow Amount shall remain in escrow until the dispute is finally resolved. If it is finally determined (by joint written instructions of Foreign Parent and the Stockholder Representative given to the Escrow Agent or by a Final Arbitration Award given to the Escrow Agent) pursuant to this Section 6 that no Parent Indemnitee is entitled to any portion of the Pending Claim Stockholder Escrow Amount or any portion of the Pending Claim Stockholder Escrow Amount is not used to set-off against any such pending claims (the “Pending Claim Stockholder Escrow Excess”), the Escrow Agent shall promptly deliver the Pending Claim Stockholder Escrow Excess to the Stockholder Representative.

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   (ii)         Satisfaction of Parent Indemnitees Damages; Set-Off of Stockholder Escrow Shares. Any indemnification obligation finally determined to be owed to the Parent Indemnitees shall be satisfied by set-off against the Stockholder Escrow Shares at the Deemed Value or the Pending Claim Stockholder Escrow Amount, as applicable, by reducing the Stockholder Escrow Shares at the Deemed Value or the Pending Claim Stockholder Escrow Amount, as applicable, on a dollar for dollar basis by the amount of such indemnification obligation, unless or until the Stockholder Escrow Shares, or Pending Claim Stockholder Escrow Amount, if applicable, have been reduced to zero, or all Damages have been satisfied in accordance with this Section 6.4; in such event any remaining Stockholder Escrow Shares shall be released to the Stockholder Representative as set forth in the Escrow Agreement.

The maximum indemnification obligation for which the Stockholder Escrow Amount has been established shall be the amount determined by multiplying the number of shares of Foreign Parent Stock comprising the Stockholder Escrow Fund by the Deemed Value. That maximum indemnification obligation shall reduce, following the Closing Date and until the Stockholder Indemnification Completion Date, on a dollar for dollar basis by the dollar amount of each Damages claim finally determined (by joint written instructions of Foreign Parent and the Stockholder Representative given to the Escrow Agent or by a Final Arbitration Award given to the Escrow Agent), until the remaining indemnification obligation is zero, or until all of the Stockholder Escrow Amount is released in accordance with the Escrow Agreement. The number of shares of Foreign Parent Stock to be issued for each Damages Claim finally determined (by joint written instructions of Foreign Parent and the Stockholder Representative given to the Escrow Agent or by a Final Arbitration Award given to the Escrow Agent) (“Final Claim”) will be calculated by dividing the Final Claim by the Deemed Value of each share of Foreign Parent Stock.

6.5              [Intentionally Omitted].

6.6              Indemnification Completion Date. No claims may be brought by any Indemnitee against the Indemnifying Party after the Indemnification Completion Date; provided, however, that any claims or Legal Proceedings for which indemnification is sought prior to the Indemnification Completion Date shall remain subject to such indemnification obligation until full resolution of the claim or Legal Proceeding and provided, further, that nothing in this Agreement shall limit the time in which a claim may be brought against Foreign Parent or Parent with respect to a claim arising out of breach of any covenant or obligation of Foreign Parent, Parent or the Surviving Corporation to be performed after the Effective Time.

6.7              Determination of Damages. For purposes of this Agreement, any determination of Damages shall (a) be reduced (i) by any Tax benefits realized by the indemnified party and (ii) by the amount of any insurance proceeds actually recovered by the indemnified party with respect to such Damages (after reasonable good faith efforts to recover thereon, including filing and diligent pursuit of a claim with the insurer); and (b) exclude all items specified in Section 6.8. The calculation of Damages shall not include damages arising because of a change after Closing in Legal Requirements or accounting policies. To the extent that a claim for indemnification by a Parent Indemnitee hereunder relates to a liability incurred by the Company and there is an accrual on the Unaudited Interim Balance Sheet in respect of such liability, then the determination of Damages in respect of such claim shall be net of such accrual.

6.8               No Special or Punitive Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT OR PROVIDED FOR UNDER ANY APPLICABLE LAW, NO PARTY SHALL, IN ANY EVENT, BE LIABLE TO ANY OTHER PERSON, EITHER IN CONTRACT, TORT OR OTHERWISE, FOR ANY SPECIAL OR PUNITIVE DAMAGES RELATING TO THE BREACH OR ALLEGED BREACH HEREOF, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED TO THE OTHER PARTY IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN BY SUCH OTHER PARTY.

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6.9              Exclusive Remedy. From and after the Effective Time, except for the remedy of specific performance, and except in the case of fraud, willful misconduct or breach of a covenant, or agreement in this Agreement to be performed after the Effective Time, indemnification under this Section 6 shall be the sole and exclusive remedy for any claim or action related to or arising out of the transactions contemplated by this Agreement or the operations of the Company prior to the Closing, whether such claim or action is based on contract, tort or otherwise. Foreign Parent, Parent, Merger Sub and the Company each hereby waive any provision of any Legal Requirement to the extent that it would limit or restrict the agreement contained in this Section 6.9.

6.10          Purchase Price Adjustment. The issuance of any Stockholder Escrow Shares or Pending Claim Stockholder Excess Amount shall constitute a purchase price adjustment for tax purposes.

6.11           Arbitration Process. If a dispute arises out of the indemnification process, the parties shall use reasonable efforts to cooperate and arrive at a mutually acceptable resolution of the dispute. If the dispute is not resolved within thirty (30) days, the dispute will be submitted to binding arbitration administered by the American Arbitration Association under the Commercial Arbitration Rules then in effect. The parties agree that any such controversy shall be submitted to one arbitrator mutually selected by the parties pursuant to the provisions of the American Arbitration Association Commercial Arbitration Rules. In connection with the arbitration hearing, at least seventy-two (72) hours in advance of the arbitration hearing, each party shall prepare its best and final offer to settle the dispute in full (the “Final Offers”) and shall deliver its Final Offer to the other party and the arbitrator. Upon the conclusion of the arbitration hearing, the arbitrator shall and must select the Final Offer proposed by one of the parties with respect to the dispute, without variation, and enter that as the arbitrator’s award. The arbitrator’s award will be final and binding on the parties and is referred to herein as the “Final Arbitration Award”. The parties agree that any arbitration shall be held in Denver, Colorado, and all proceedings in the arbitration will be governed by the substantive laws of the State of Delaware.

SECTION 7. Termination

7.1              Termination. This Agreement may be terminated at any time prior to the Closing:

    (a)          by the mutual written consent of the Company and Parent;

    (b)          by Foreign Parent or Parent by written notice to the Company if:

   (i)          neither Foreign Parent, Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 4 and such breach, inaccuracy or failure has not been cured by the Company within fifteen (15) days of the Company's receipt of written notice of such breach from Parent; or

   (ii)         any of the conditions set forth in Section 4.1 or Section 4.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by November 5, 2014, unless such failure shall be due to the failure of Foreign Parent or Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

    (c)          by the Company by written notice to Parent if:

   (i)          the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Foreign Parent, Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 4 and such breach, inaccuracy or failure has not been cured by Foreign Parent, Parent or Merger Sub within fifteen (15) days of Foreign Parent’s, Parent's or Merger Sub's receipt of written notice of such breach from the Company; or

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   (ii)         any of the conditions set forth in Section 4.1 or Section 4.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by November 5, 2014, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

   (iii)        if the Foreign Parent Stockholder Approval is not obtained at the meeting of Foreign Parent Stockholders held for such purpose, or if the meeting to hold such vote is postponed, adjourned or cancelled, without the prior written consent of the Stockholder Representative.

    (d)          by Parent or the Company if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Body shall have issued an order, injunction, decree or judgment restraining or enjoining the transactions contemplated by this Agreement, and such order, injunction, decree or judgment shall have become final and non-appealable.

7.2              Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except:

    (a)          as set forth in this Section 7, Section 5.4(b) and Section 8; and

    (b)          that nothing herein shall relieve any Party from liability for any breach of any provision hereof.

SECTION 8. MISCELLANEOUS PROVISIONS

8.1              Stockholder Representative.

    (a)          By approving this Agreement and the transactions contemplated hereby, each Stockholder shall have irrevocably authorized and appointed Stockholder Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and the Escrow Agreement and to take any and all actions and make any decisions required or permitted to be taken by Stockholder Representative pursuant to this Agreement or the Escrow Agreement, including the exercise of the power to:

   (i)          give and receive notices and communications;

   (ii)         determine the form of the Escrow Agreement;

   (iii)        approve any matters which, under Section 4, must be approved or agreed to by, or satisfactory to, the Stockholder Representative;

   (iv)       authorize delivery to Foreign Parent of Foreign Parent Stock from the Stockholder Escrow Fund in satisfaction of claims for indemnification made by the Stockholders pursuant to Section 6;

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   (v)         litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Section 6;

   (vi)        contest and/or settle any issue raised in any Tax proceeding pursuant to Section 5.15;

   (vii)       execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and the Escrow Agreement;

   (viii)      make all elections or decisions contemplated by this Agreement and the Escrow Agreement;

   (ix)        engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Stockholder Representative in complying with its duties and obligations; and

   (x)         take all actions necessary or appropriate in the good faith judgment of Stockholder Representative for the accomplishment of the foregoing.

Foreign Parent and Parent shall be entitled to deal exclusively with Stockholder Representative on all matters relating to this Agreement (including Section 6) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Stockholder by Stockholder Representative, as being fully binding upon such Person. Notices or communications to or from Stockholder Representative shall constitute notice to or from each of the Stockholders. Any decision or action by Stockholder Representative hereunder, including any agreement between Stockholder Representative and Foreign Parent or Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Stockholders and shall be final, binding and conclusive upon each such Person. No Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Stockholders, or by operation of Law.

    (b)          The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Stockholders according to each Stockholder's Pro Rata Share (the "Majority Holders"); provided, however, in no event shall Stockholder Representative resign or be removed without the Majority Holders having first appointed a new Stockholder Representative who shall assume such duties immediately upon the resignation or removal of Stockholder Representative. In the event of the death, incapacity, resignation or removal of Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Foreign Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Foreign Parent, Parent, Merger Sub and the Surviving Corporation shall be entitled to rely on the decisions and actions of the prior Stockholder Representative as described in Section 8.1(a) above.

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    (c)          The Stockholder Representative shall not be liable to the Stockholders for actions taken pursuant to this Agreement or the Escrow Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Stockholder Representative shall be conclusive evidence of good faith). The Stockholders shall severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless Stockholder Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Stockholder Representative under this Agreement and the Escrow Agreement (the "Representative Losses"), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Stockholder Representative, Stockholder Representative shall reimburse the Stockholders the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied: (i) from the Stockholder Representative Expense Fund; and (ii) to the extent the amount of the Representative Losses exceeds amounts available to Stockholder Representative under (i), from the Stockholders, severally and not jointly (in accordance with their Pro Rata Shares). As soon as practicable after the date on which the final obligation of Stockholder Representative under this Agreement and the Escrow Agreement have been discharged or such other date as Stockholder Representative deems appropriate, the Escrow Agent shall pay any amounts remaining in the Stockholder Representative Fund to the Stockholders in accordance with their Pro Rata Shares, as set forth in the Escrow Agreement.

    (d)         At the Effective Time, Company shall deposit or cause to be deposited with Bank of America National Association, the Stockholder Representative Expense Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement or this Agreement, the "Stockholder Representative Expense Fund"), to be held for the purpose of funding any third party expenses of Stockholder Representative arising in connection with the administration of Stockholder Representative's duties in this Agreement after the Effective Time. On or before the first anniversary of the Indemnification Completion Date, the Stockholder’s Representative shall cause all such amounts as remain in the Stockholder Representative Expense Fund which have not been spent or are not reasonably anticipated to be spent to be distributed to the Stockholders in accordance with their Pro Rata Share.

8.2              Further Assurances. Each Party shall execute and cause to be delivered to the other such instruments and other documents, and shall take such other actions, as such other party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

8.3               Fees and Expenses. Each Party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by them with respect to the other’s business (and the furnishing of information to the other and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement and all agreements, certificates, and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger; provided that the Company has paid, or will reimburse all of such fees, costs and expenses and incurred by or on behalf of the Stockholders and the Company will pay the Stockholder Representative Expense Amount.

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8.4              Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party hereto, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.5              Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed effectively given (a) upon personal delivery of the Party to be notified; (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Party to be notified at the address, or to the facsimile number, set forth below, or at such other address or facsimile number that such Party may designate by ten (10) days advance written notice to the other Parties hereto:

If to Foreign Parent, Parent or Merger Sub to:

c/o BluePhoenix Solutions USA, Inc.
Two Union Square, Suite 4616
Seattle, WA 98101
Attn: Rick Rinaldo
Email: rrinaldo@bphx.com

With a copy to (which shall not constitute notice):

Adam Goldblatt, PS
P.O. Box 412
Mercer Island, WA 9040
Facsimile No: (206) 350-2882

Email: adam@agoldblatt.com

If to the Company (prior to the Closing):

Sophisticated Business Systems, Inc. d/b/a Ateras
6600 LBJ Freeway, Suite 210
Dallas, Texas 75240
Attn: Scott Miller
Email: ScottMiller@ateras.com

If to the Stockholder Representative of any Stockholder:

Scott Miller

6600 LBJ Freeway, Suite 210
Dallas, Texas 75240

Email: ScottMiller@ateras.com

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8.6              Time of the Essence. Time is of the essence of this Agreement.

8.7              Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.8              Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

8.9              Governing Law. Except with respect to the effect of the Merger, which shall be governed by the laws of the jurisdiction of incorporation of Merger Sub and the Company, this Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

8.10            Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns (if any). No Party may assign this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person without the prior consent of the other, which may be granted or withheld in such party’s sole and absolute discretion.

8.11           Specific Performance. The Parties agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) seek a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) seek an injunction restraining such breach or threatened breach.

8.12           Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.13           Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Foreign Parent and the Company, prior to the Effective Time, or by Foreign Parent and the Stockholder Representative, after the Effective Time.

8.14           Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

8.15           Parties in Interest. Except for the provisions of Sections 5.9 and 6, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties hereto and their respective successors and permitted assigns (if any).

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8.16            Entire Agreement. This Agreement and the other agreements referred to herein, including the Disclosure Schedules and the Parent Disclosure Schedules, and any updates thereto, set forth the entire understanding of the Parties hereto relating to the subject matter hereof and thereof, and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms.

8.17            Construction. Except as otherwise indicated, all references in this Agreement to Sections and Exhibits are intended to refer to Sections of this Agreement and Exhibits to this Agreement. Unless the context otherwise requires, (a) all references to articles, sections or schedules are to Articles, Sections or Schedules in this Agreement; (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP; (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter; (d) the word “or” is not exclusive; and (d) the term “including” means by way of example and not by way of limitation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

[THIS SPACE INTENTIONALLY LEFT BLANK]

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The Parties have caused this Agreement to be executed and delivered as of August 5, 2014.

FOREIGN PARENT:

BluePhoenix Solutions, Ltd., an Israeli company

By:	/s/ Matt Bell
Name:	Matt Bell
Title:	CEO & President

PARENT:

BluePhoenix Solutions, USA, Inc., a Delaware corporation

By:	/s/ Matt Bell
Name:	Matt Bell
Title:	CEO & President

MERGER SUB:

BP-AT Acquisition Corporation, a Delaware corporation

By:	/s/ Matt Bell
Name:	Matt Bell
Title:	CEO & President

THE COMPANY:

Sophisticated Business Systems, Inc., a Texas corporation

By:	/s/ Scott Miller
Name:	Scott Miller
Title:	CEO

STOCKHOLDER REPRESENTATIVE:

/s/ Scott Miller
Scott Miller

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STOCKHOLDERS:

Mindus Holding, Ltd., a Texas limited partnership

By: Mindus Holdings GP, Inc., a Texas corporation and its General Partner

By:	/s/ Scott Miller,
Scott Miller,
Authorized Officer

/s/ Cindy S. Howard
Cindy S. Howard

/s/ Thomas C. Howard
Thomas C. Howard

/s/ Richard T. Chance
Richard T. Chance

/s/ James C. Carpenter
James C. Carpenter

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EXHIBIT A

DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquisition Transaction” means, with respect to a Party, any transaction involving:

    (a)          the sale, license, disposition or acquisition of all or any portion of the business or assets of such Party or its subsidiaries;

    (b)          the issuance, disposition or acquisition of (i) any capital stock or other equity securities of such Party or its subsidiaries, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity securities of such Party or its subsidiaries, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity securities of such Party or its subsidiaries; or

    (c)          any merger, consolidation, business combination, reorganization or similar transaction involving such Party or its subsidiaries.

“Affiliate” means with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition, “Control” (including, with correlative meanings, the terms “Controlled By” and “Under Common Control With”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by written or oral contracts, commitments, understandings or other agreements or credit arrangement or otherwise.

“Aggregate Merger Consideration” has the meaning in Section 1.5(a).

“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached, including the Disclosure Schedules and the Parent Disclosure Schedules, as it may be amended from time to time.

“Closing” has the meaning in Section 1.3.

“Closing Date” has the meaning in Section 1.3.

“Code” has the meaning in Recital C.

“Company” has the meaning in the introductory paragraph of this Agreement.

“Company Common Stock” has the meaning in Recital B.

“Company Contract” means any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

“Company Excepted Warranties” has the meaning in Section 6.2(d).

“Company Financial Statements” has the meaning in Section 2.4.

Exhibit A - Page 1

“Company Option” has the meaning in Section 2.3(b).

“Company Proprietary Asset” means any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

“Company Returns” has the meaning in Section 2.14(a).

“Company Stock Certificates” has the meaning in Section 1.6.

“Confidentiality Agreement” has the meaning in Section 5.4(b).

“Consent” means any approval, consent, ratification, permission, waiver or authorization, including any Governmental Authorization.

“Continuing Employee” means those employees of the Company mutually agreed upon by Parent and the Stockholder Representative.

“Continuing Employee Employment Agreement” has the meaning in Section 5.16.

“Continuing Employee RSU Agreement” has the meaning set forth in Section 4.2.

“Contract” means any written or oral agreement, contract, subcontract, lease, instrument, note, warranty, or legally binding commitment or undertaking of any nature.

“Damages” means any liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties, including reasonable attorneys’ fees and expenses.

“Deemed Value” has the meaning in Section 6.2(d).

“DGCL” has the meaning in Section 1.2.

“Disclosure Schedules” has the meaning in the first paragraph of Section 2.

“Effective Time” has the meaning in Section 1.3.

“Employee” has the meaning in Section 2.15(a).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, or restriction of any nature.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” has the meaning in Section 2.16.

“Escrow Agent” has the meaning in Section 6.4(a).

Exhibit A - Page 2

“Escrow Agreement” has the meaning in Section 6.4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Arbitration Award” has the meaning in Section 6.11.

“Final Claim” has the meaning in Section 6.4(d)(ii).

“Final Offer” has the meaning in Section 6.11.

“Foreign Parent” has the meaning in the introductory paragraph of this Agreement.

“Foreign Parent Board” has the meaning in Section 5.13.

“Foreign Parent Board Nominee” has the meaning in Section 5.13.

“Foreign Parent Board Recommendation” has the meaning in Section 3.2.

“Foreign Parent Excepted Warranties” has the meaning in Section 6.3(c).

“Foreign Parent Fully Diluted Shares” means, at any time of determination, the number of shares of Foreign Parent Stock outstanding at such time, plus the number of shares of Foreign Parent Stock issuable upon exercise or conversion or otherwise pursuant to any Foreign Parent Option that is outstanding or otherwise in effect at such time.

“Foreign Parent Indemnification Completion Date” has the meaning in Section 6.1(b).

“Foreign Parent Indemnification Period” has the meaning in Section 6.5(b).

“Foreign Parent Option” has the meaning in Section 3.4(b).

“Foreign Parent Stock” has the meaning in Recital B.

“Foreign Parent Stockholder Approval” has the meaning in Section 3.2.

“Foreign Parent Stockholders Meeting” has the meaning in Section 5.5.

“Foreign Parent Voting Agreement” has the meaning in Recital F.

“Form 8-K” has the meaning in Section 5.12.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Contract” means any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Exhibit A - Page 3

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency or commission, any court or other tribunal; and any other self-regulatory organization such as the Financial Industry Regulatory Authority (FINRA)).

“Indemnification Completion Date” has the meaning in Section 6.1(a).

“Issuance Proposal” has the meaning in Section 5.5.

“Knowledge” means with respect to an individual, the actual knowledge such individual has together with the knowledge such individual would have had if, based upon known facts or circumstances, such individual had exercised reasonable diligence to inquire on the matter to which such knowledge relates, and with respect to an Entity, the actual knowledge of its officers and directors together with such knowledge of its officers and directors would have had if, based upon known facts or circumstances, such individual had exercised reasonable diligence to inquire on the matter to which such knowledge relates.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, or implemented by or under the authority of any Governmental Body.

“Majority Holders” has the meaning in Section 8.1(b).

“Material Adverse Effect” on a Party means any change, circumstance, event or condition that is materially adverse to the operations, business, financial condition or results of operations of the Party and its subsidiaries, taken as a whole, or that materially impairs the ability of the Party to consummate the transactions contemplated by the Agreement, other than any changes, circumstances, events or conditions resulting, directly or indirectly, from: (a) the announcement or performance of the transaction, including any action or inaction by a Party or any of the customers, suppliers, lessors, employees or competitors of the Party’s business; (b) changes in general economic conditions in any of the markets in which the Party and its subsidiaries operate (to the extent such change does not affect such Party and its subsidiaries disproportionately from their competitors); (c) any change in economic conditions or the financial, banking, currency or capital markets in general; (d) national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (e) changes in any Legal Requirement (to the extent such change does not affect such Party and its subsidiaries disproportionately from their competitors); (f) changes in GAAP or interpretations thereof or other accounting principles or requirements; (g) any actions taken, failures to take action, or other changes or events relating to a Party, in each case to which the other Party (which, in the case of the Company, shall be Foreign Parent or Parent, and, in the case of Foreign Parent or Parent, shall be the Company) has consented in writing; or (h) the taking of any action contemplated by this Agreement.

“Material Contracts” has the meaning in Section 2.10(a).

Exhibit A - Page 4

“Materials of Environmental Concern” has the meaning in Section 2.16.

“Merger” has the meaning in Recital A.

“Merger Sub” has the meaning in the introductory paragraph of this Agreement.

“Money Laundering Laws” has the meaning in Section 2.24.

“NIS” means New Israeli Shekels.

“New Stockholder Shares” has the meaning in Section 6.4(c)(ii).

“November 23, 2013 SPA” has the meaning in Section 3.4(c).

“Parent” has the meaning in the introductory paragraph of this Agreement.

“Parent Disclosure Schedules” has the meaning in the first paragraph of Section 3.

“Parent Indemnitees” means the following Persons: (a) Foreign Parent; (b) Parent; (c) Foreign Parent’s and Parent’s affiliates (including the Surviving Corporation); and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b) and (c) of this definition.

“Parent Returns” has the meaning in Section 3.14(a).

“Party(ies)” has the meaning in the introductory paragraph of this Agreement.

“Pending Claim Stockholder Escrow Amount” has the meaning in Section 6.4(d)(i).

“Pending Claim Stockholder Escrow Excess” has the meaning in Section 6.4(d)(i).

“Person” means any individual, Entity or Governmental Body.

“Plans” has the meaning in Section 2.15(a).

“Pro Rata Merger Consideration” has the meaning in Section 1.5(a).

“Pro Rata Share” means, with respect to a Stockholder, the percentage determined by dividing such Stockholder’s Pro Rata Merger Consideration, as shown on Schedule 1.5(a), by the Aggregate Merger Consideration.

“Proprietary Asset” means any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

“Proxy Statement” has the meaning in Section 5.1(a).

“Redomiciliation” has the meaning in Recital F.

Exhibit A - Page 5

“Registration Rights Agreement” has the meaning in Section 5.10.

“Related Party” has the meaning in Section 2.18.

“Representative Losses” has the meaning in Section 8.1(c).

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning in Section 3.5.

“Securities Act” has the meaning in Recital E.

“Stockholder Escrow Fund” has the meaning in Section 6.4(a).

“Stockholder Escrow Period” has the meaning in Section 6.4(b).

“Stockholder Escrow Shares” has the meaning in Section 6.4(a).

“Stockholder Indemnification Completion Date” has the meaning in Section 6.1(a).

“Stockholder Indemnitees” means (a) the Stockholders, (b) the Stockholders’ affiliates (excluding the Surviving Corporation); and (c) the respective successors and assigns of the Persons referred to in clauses (a) and (b) of this definition.

“Stockholder Representative” has the meaning in the introductory paragraph of this Agreement.

“Stockholder Representative Expense Amount” means $10,000.

“Stockholder Representative Expense Fund” has the meaning in Section 8.1(d).

“Stockholders” has the meaning in Section 1.5(a).

“Surviving Corporation” has the meaning in Section 1.1.

“Tax” means any tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax, levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“TBOC” has the meaning in Section 1.2.

“Threshold” has the meaning in Section 6.2(c).

“Unaudited Interim Balance Sheet” has the meaning in Section 2.4(a)(ii).

“Unilateral Letter of Understanding” has the meaning in Section 5.13.

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